Exhibit 10.50

Turn Key Datacenter Lease for Premises

In a Multi-Tenant Datacenter

350 EAST CERMAK ROAD

TURN KEY DATACENTER LEASE

Between

DIGITAL LAKESIDE, LLC

as Landlord

and

EQUINIX OPERATING CO., INC.

as Tenant

Dated

July 10, 2009

350 EAST CERMAK ROAD

TURN KEY DATACENTER LEASE

This Turn Key Datacenter Lease (this “Lease”) is entered into as of the Effective Date specified in Item 4 of the Basic Lease Information (the “Effective Date”), by and between Landlord (defined in Item 1 of the Basic Lease Information, below) and Tenant (defined in Item 2 of the Basic Lease Information, below):

RECITALS

A. Landlord is the owner of the Land (defined in Item 20 of the Basic Lease Information, below). The Land is improved with, among other things, the Building (defined in Item 21 of the Basic Lease Information, below). The Land, the Building, and Landlord’s personal property thereon or therein may be referred to herein as the “Property.”

B. Tenant desires to lease (i) certain Premises (defined in Item 7(a) of the Basic Lease Information, below) and (ii) certain Pathway (defined in Item 7(b) of the Basic Lease Information, below) between the Premises and the Meet-Me Room (defined in Item 23 of the Basic Lease Information, below), for the purpose of connection to other communications networks during the Term (as defined in Section 2.1 of the Standard Lease Provisions, below).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1. Landlord:	Digital Lakeside, LLC, a Delaware limited liability company (“Landlord”) Landlord represents that it has been validly formed or incorporated under the laws of the State of Delaware.

2. Tenant:	Equinix Operating Co., Inc., a Delaware corporation (“Tenant”) Tenant represents that it has been validly formed or incorporated under the laws of the State of Delaware.

3. Tenant Addresses:

Tenant Address for Notices:

Equinix Operating Co., Inc.

Attn: Real Estate

11180 Sunrise Valley Drive, Suite 220

Reston, VA 20191

Facsimile No: 703.860.0215

With a copy to:

Equinix Operating Co., Inc.

Attn: General Counsel (Real Estate)

301 Velocity Way, 5th Floor

Foster City, CA 94404

Facsimile No: 650.513.7913

Tenant Address for Invoice of Rent:

Equinix Operating Co., Inc.

Attn: Accounts Payable

301 Velocity Way, 5th Floor

Foster City, CA 94404

Facsimile No: 650.513.7913

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4. Effective Date/ Commencement Date: Effective Date: (Sign Date)	July 10, 2009 (being the latest date of the parties’ execution dates, as set forth on the signature page of this Lease)

Commencement Date: (Lease Start)	Subject to the terms of Section 2.3.3 of the Standard Lease Provisions, the “Commencement Date” shall be the later of the Target Commencement Date and the date on which all of the following three (3) events have occurred: (i) Landlord has delivered the Tenant Space to Tenant; (ii) Landlord has completed, at Landlord’s expense, the installations set forth on Exhibit “E”, attached hereto (such installations, collectively, “Landlord’s Installations”) (Items (i) and (ii) being, collectively, “Landlord’s Commencement Date Conditions”); and (iii) Tenant has provided Landlord with a copy of a fully executed agreement between Tenant and tel[x] (defined in Section 1.3 of the Standard Lease Provisions) related to Tenant’s Permitted Use (defined in Section 6.1 of the Standard Lease Provisions) (such agreement, the “Proposed tel[x] Agreement”) (Item (iii) being “Tenant’s Commencement Date Condition” and, together with Landlord’s Commencement Date Conditions, collectively, the “Commencement Date Conditions”). Upon completion of the Commencement Date Conditions, Landlord shall deliver a notice to Tenant, substantially in the form attached hereto as Exhibit “K” (the “Commencement Date Notice”), memorializing Landlord’s delivery of the Tenant Space to Tenant and confirming the actual Commencement Date. Landlord and Tenant each agrees to use commercially reasonable efforts to cause the Commencement Date to occur by the Target Commencement Date (as defined below).

Landlord and Tenant acknowledge and agree that Landlord’s obligation to provide the services required under Article 7 of the Standard Lease Provisions shall commence on the Commencement Date.
Target Commencement Date:	July 1, 2009 (the “Target Commencement Date”), subject to the terms of Section 2.2.3 of the Standard Lease Provisions, below.
Outside Completion Date:	July 31, 2009 (the “Outside Completion Date”).

5. Term:

Approximately one hundred forty-four (144) months (commencing on the Commencement Date and expiring on the last day of the one hundred forty-fourth (144th) full calendar month thereafter) (the “Term”).

For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, in the event that the Commencement Date occurs on a date that is other than the first (1st) day of a calendar month, the Term of this Lease shall be deemed to have been automatically extended by the number of calendar days in the month in which the Commencement Date occurs, such that the Term of the Lease shall be equal to the number of months described above, plus the number of days (including the Commencement Date) contained in the partial calendar month in which the Commencement Date occurs.

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For example:

a. In the event that the Commencement Date occurs on July 1, 2009, then the one hundred forty-four (144) full calendar month Term of this Lease would commence on July 1, 2009, and expire on June 30, 2021.

b. In the event that the Commencement Date occurs on July 18, 2009, then the one hundred forty-four (144) full calendar month Term of this Lease would commence on July 18, 2009, and expire on July 31, 2021. In this example, the period occurring from July 18, 2009 through July 31, 2009 is referred to herein as the “Partial Month”. The Base Rent payable by Tenant hereunder during such Partial Month shall be payable on a pro-rated basis, in accordance with Section 3.1 of the Standard Lease Provisions, at a rate equal to the rate of Base Rent that would otherwise be due and payable by Tenant hereunder with regard to the first (1st) month of the Term of this Lease (pro-rated on a per diem basis). However, in this example, the first (1st) month of the one hundred forty-four (144) month Term would, for the purposes of calculating the expiration of the Term of the Lease, be deemed to be the month of August 2009.

6. Extension Terms:	Three (3) Extension Options (defined in Section 2.3.1 of the Standard Lease Provisions, below), each to extend the Term for an Extension Term (defined in Section 2.3.1 of the Standard Lease Provisions, below) of sixty (60) months pursuant to Section 2.3, below.

7. Tenant Space:	The Premises described in Item 7(a), below, and the Pathway described in Item 7(b), below

(a) Premises:

Approximately 10,000 square feet of area known as Suite 880, as set forth on Exhibit “A” (“Suite 880”).

Approximately 9,400 square feet of area known as Suite 890, as set forth on Exhibit “A” (“Suite 890”; together, with Suite 880, collectively, the “Premises”).

(b) Pathway:	As described on Exhibit “C” (the “Pathway”).

Tenant shall be permitted to pull and/or install fiber and/or copper cables in the Pathway. Tenant shall be limited in the number of fiber and/or copper cables that Tenant may pull through said Pathway only by Applicable Law (as defined hereinafter) and by the physical constructs of such Pathway (all such cables being referred to, collectively, as the “Cables”). Tenant is responsible for the costs of Tenant’s installation of all such Cables, but Landlord shall not be entitled to any additional fees or other additional charges for Tenant’s installation and use of such Cables and Pathway.

8. Intentionally Deleted	Intentionally Deleted.

9. Base Rent:

A. Suite 880 Base Rent (“Suite 880 Base Rent”):

$138,375.00 per month for months 1 – 3 of the Term.*

$276,750.00 per month for months 4 – 12 of the Term.*

$285,052.00 per month for months 13 – 24 of the Term.

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$293,604.00 per month for months 25 – 36 of the Term.

$302,412.00 per month for months 37 – 48 of the Term.

$311,485.00 per month for months 49 – 60 of the Term.

$320,829.00 per month for months 61 – 72 of the Term.

$330,454.00 per month for months 73 – 84 of the Term.

$340,368.00 per month for months 85 – 96 of the Term.

$350,579.00 per month for months 97 – 108 of the Term.

$361,096.00 per month for months 109 – 120 of the Term.

$371,929.00 per month for months 121 – 132 of the Term.

$383,087.00 per month for months 133 – 144 of the Term.

*       Plus any Partial Month. Landlord and Tenant acknowledge and agree that it is their mutual intent that Tenant’s Suite 880 Base Rent shall be $138,375.00, hereunder, during the first (1st) full three (3) months following the Commencement Date plus any Partial Month.

B. Suite 890 Base Rent (the “Suite 890 Base Rent”; together with the Suite 880 Base Rent, collectively, “Base Rent”):

$0.00 per month for months 1 – 6 of the Term.**

$276,750.00 per month for months 7 – 12 of the Term.**

$285,052.00 per month for months 13 – 24 of the Term.

$293,604.00 per month for months 25 – 36 of the Term.

$302,412.00 per month for months 37 – 48 of the Term.

$311,485.00 per month for months 49 – 60 of the Term.

$320,829.00 per month for months 61 – 72 of the Term.

$330,454.00 per month for months 73 – 84 of the Term.

$340,368.00 per month for months 85 – 96 of the Term.

$350,579.00 per month for months 97 – 108 of the Term.

$361,096.00 per month for months 109 – 120 of the Term.

$371,929.00 per month for months 121 – 132 of the Term.

$383,087.00 per month for months 133 – 144 of the Term.

**     Plus any Partial Month. Landlord and Tenant acknowledge and agree that it is their mutual intent that Tenant’s Suite 890 Base Rent shall be $0.00, hereunder, during the first (1st ) six (6) months following the Commencement Date plus any Partial Month.

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10. Intentionally Deleted:	Intentionally Deleted.

11. Prepaid Rent:	$415,125.00 due and payable no later than five (5) business days following the Effective Date, consisting of the sum of the first full month’s Base Rent for Suite 880 (i.e., $138,375.00) and Suite 890 (i.e., $276,750.00) (the “Prepaid Rent”).

12. Datacenter Rules and Regulations:	This term shall mean Landlord’s rules and regulations for the Premises (the “Datacenter Rules and Regulations”), as such Datacenter Rules and Regulations may be amended from time to time by Landlord in accordance with Section 6.2 of the Standard Lease Provisions. The current version of the Datacenter Rules and Regulations is attached hereto as Exhibit “H”.

13. Intentionally Deleted.	Intentionally Deleted.

14. Intentionally Deleted.	Intentionally Deleted.

15. Eligibility Period:

The Eligibility Period is equal to “any part of any twenty-four (24) consecutive hour period”.

For example, if the Interruption of Landlord’s Service continues for one (1) minute, one day’s Base Rent shall be abated; and if such interruption continues for a consecutive period of 24 hours and 3 minutes, two days’ Base Rent shall be abated.

Additionally, for the avoidance of doubt, in the event that the Interruption of Landlord’s Service affects only Suite 880 or Suite 890, the equitable Base Rent abatement to which Tenant would be entitled shall be an equitable abatement against the Base Rent applicable only to the Suite in which the Interruption of Landlord’s Service occurred.

For example, if Tenant experiences an Interruption of Landlord’s Service in the nature of a power failure in Suite 880 (i.e., no corresponding Interruption of Landlord’s Service in Suite 890), then the abatement to which Tenant would be entitled will be equal to an equitable abatement against the Suite 880 Base Rent, with no abatement related to the Suite 890 Base Rent being applicable.

The foregoing notwithstanding, the maximum Base Rent abatement for any twenty-four (24) hour period regardless of the number or length of interruptions in such twenty-four (24) hour period shall not exceed one day’s Base Rent for the applicable Suite(s). For example, if such interruption occurs for 53 minutes, service is restored but such interruption occurs again within the same twenty-four (24) hour period, the Base Rent abatement for such twenty-four (24) hour period shall be one day’s Base Rent related to the applicable Suite(s).

16. Landlord’s Address for Notices:	Digital Lakeside, LLC c/o Digital Realty Trust, L.P. 350 E. Cermak Road Suite 800 Chicago, IL 60616 Attention: Property Manager Facsimile No. (312) 326-4510	With copies to: Digital Realty Trust, L.P. 2323 Bryan Street, Suite 1800 Dallas, TX 75201 Attn: Glenn Benoist Facsimile No. (214) 231-1345

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E-mail: leaseadministration@digitalrealtytrust.com

E-mail: gbenoist@digitalrealtytrust.com

And:

Stutzman, Bromberg, Esserman & Plifka, A Professional Corporation

2323 Bryan Street, Suite 2200

Dallas, TX 75201

Attention: Noah K. Hansford

Facsimile No. (214) 969-4999

E-mail: hansford@sbep-law.com

17. Landlord’s Address for Payment of Rent:

ACH Payments:

Bank of America NT & SA

1850 Gateway Blvd.

Concord, CA 94520-3282

Routing Number: 121000358

Account Number:

Account Name: Digital Lakeside, LLC

Regarding/Reference: Tenant Account/Invoice Number

Wire Payments:

Bank of America NT&SA

100 West 33rd St.

New York, NY 10001

Routing Number: 026009593

Account Number:

SWIFT: BOFAUS3N

Account Name: Digital Lakeside, LLC

Regarding/Reference: Tenant Account/Invoice Number

Check Payments:

Digital Lakeside, LLC

13757 Collections Center Drive

Chicago, IL 60693

Contact Information

Director of Cash Management

Digital Realty Trust

560 Mission Street, Suite 2900

San Francisco, CA 94105

P: (415) 738-6509

F: (415) 495-3687

18. Brokers:

(a) Landlord’s Broker:	None.

(b) Tenant’s Broker:	None.

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19. Common Area:	That part of the Property lying outside of the Tenant Space designated by Landlord from time to time for the common use of all tenants of the Building, including among other facilities, the sidewalks, service corridors, curbs, truckways, loading areas, private streets and alleys, lighting facilities, janitors’ closets, halls, lobbies, delivery passages, elevators, drinking fountains, meeting rooms, public toilets, parking areas and garages, decks and other parking facilities, landscaping and other common rooms and common facilities (the “Common Area”).

20. Land:	The land (“Land”) located at: 350 East Cermak Road, Chicago, Illinois

21. Building:	350 East Cermak Road: An eight (8)-story building consisting of approximately 1,133,739 rentable square feet (the “Building”).

22. Intentionally Deleted.	Intentionally Deleted.

23. Meet-Me Room:	Suite 255/260 of the Building located on the second (2nd) floor of the Building serves as the common interconnection area for Building tenants (the “Meet-Me Room”).

24. Landlord Group:	Landlord, Digital Lakeside Holding Company, LLC, Digital Realty Trust, L.P., Digital Realty Trust, Inc., and their respective directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives (the “Landlord Group”).

25. Tenant’s Proportionate Share:

1.77% (“Tenant’s Proportionate Share—Suite 880”).

1.77% (“Tenant’s Proportionate Share—Suite 890”; together, with Tenant’s Proportionate Share—Suite 880, collectively, “Tenant’s Proportionate Share” (i.e., 3.54%)).

Landlord and Tenant acknowledge that Tenant’s Proportionate Share is a “deemed” share, which has been calculated by taking into consideration the rentable square feet of all space that is included collectively in and/or serving the Premises.

26. Tenant Group:	Tenant, and its directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives (the “Tenant Group”).

27. Added IR Scan Costs:	The “Added IR Scan Costs” represent the sum of the additional costs of conducting quarterly, rather than annual, IR scans of the Premises’ uninterruptible power supply systems, in connection with item 2 of Exhibit “I-1” attached hereto. Landlord and Tenant acknowledge that the Additional IR Scan Costs during the first three years of the Term have been quoted by the vendor as follows: Year 1 ($24,294.00); Year 2 ($26,854.00); and Year 3 ($26,854.00).

28. Improvement Allowance:	An amount not to exceed $500,000.00, subject to the terms and conditions of Exhibit “O”, attached hereto (the “Improvement Allowance”).

This Lease shall consist of the foregoing Basic Lease Information, and the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Sections 1 through 17 which follow) and Exhibits “A” through “P”, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Basic Lease Information shall control. Any initially capitalized terms used herein and not otherwise defined in the Basic Lease Information shall have the meanings set forth in the Standard Lease Provisions.

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STANDARD LEASE PROVISIONS

1. LEASE OF TENANT SPACE.

1.1 Tenant Space. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant for the Term (defined in Section 2.1, below), (i) the Premises (as defined in Item 7(a) of the Basic Lease Information) and (ii) the Pathway (as defined in Item 7(b) of the Basic Lease Information). The Premises and the Pathway are referred to herein collectively as the “Tenant Space.” Suite 880 and Suite 890 are generally referred to, individually, as a “Suite”.

1.2 Condition of Tenant Space. Tenant has inspected the Tenant Space and, subject to Landlord’s completion of Landlord’s Commencement Date Conditions, Tenant accepts the Tenant Space in its “AS IS, WHERE IS” condition. Tenant acknowledges and agrees that (i) no representation or warranty (express or implied) has been made by Landlord as to the condition of the Property, the Building or the Tenant Space or their suitability or fitness for the conduct of Tenant’s Permitted Use, its business or for any other purpose and (ii) except as specifically set forth herein (including, without limitation, Landlord’s Commencement Date Conditions), Landlord shall have no obligation to construct or install any improvements in or to make any other alterations or modifications to the Tenant Space. The taking of possession of the Tenant Space by Tenant shall conclusively establish that the Tenant Space and the Building were at such time in good order and clean condition.

1.3 Interconnections. Tenant acknowledges and agrees that all interconnections between the systems of Tenant and those of other tenants of the Building must be made in the Meet-Me Room, except for those interconnections made via the Additional Direct Conduits and the Conditioned Additional Direct Conduits (as described on Exhibit “E-1” attached hereto). The foregoing notwithstanding, Tenant acknowledges that the Meet-Me Room is operated by an entity (not an affiliate of Landlord) named telX – Chicago Lakeside, LLC (together with its successors, assigns, and any subsequent third party Meet-Me Room operator, “telx”). As such, all operations in the Meet-Me Room, and all Tenant presence, including pathway, in the Meet-Me Room (other than connections made in Landlord’s Meet-Me Room interconnection rack) are governed and controlled by telx; each and all of which is subject to such agreements and costs as are required, from time to time, by telx.

1.4 No Rights to Relocate. Landlord shall have no right to relocate the Tenant Space.

1.5 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Lease, Tenant shall quietly have, hold and enjoy the Tenant Space in conformity with the Permitted Use without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of this Lease (including, without limitation, the Datacenter Rules and Regulations (defined in Item 12 of the Basic Lease Information)) and Landlord’s Access Control Systems (defined in Section 7.1, below) and Force Majeure (as defined in Section 17.14 below), Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week.

1.6 Common Area. The Common Area, as defined in Item 19 of the Basic Lease Information hereof, shall be subject to Landlord’s sole management and control and shall be operated and maintained in a safe and good order and clean condition and consistent with Institutional Owner Practices. As used in this Lease, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class datacenter or telecommunications projects in the United States of America. Landlord reserves the right to change from time to time the dimensions and location of the Common Area, to construct additional stories on the Building and to place, construct or erect new structures or other improvements on any part of the Land without the consent of Tenant (but with prior written notice to Tenant). Tenant, and Tenant’s employees, invitees and permitted assignees shall have the nonexclusive right to use the Common Area as constituted from time to time, such use to be in common with Landlord, other tenants of the Building and other persons entitled to use the same, and subject to such reasonable rules and regulations governing use of the Common

Areas as Landlord may from time to time prescribe. Tenant shall not solicit business or display merchandise within the Common Area, or distribute handbills therein, or take any action which would interfere with the rights of other persons to use the Common Area. Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations. Landlord shall exercise its rights under this Section 1.6 so as not to materially impair Tenant’s access to or use of the Tenant Space.

2. TERM.

2.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease, shall commence on the Commencement Date and shall continue in effect for the Term specified in Item 5 of the Basic Lease Information, unless this Lease is earlier terminated as provided herein.

2.2 Delivery of Tenant Space. Landlord shall use commercially reasonable efforts to cause Landlord’s Commencement Date Conditions to occur prior to the Target Commencement Date (as defined in Item 4 of the Basic Lease Information).

2.2.1 Intentionally Deleted.

2.2.2 In the event that Landlord’s Commencement Date Conditions have not been completed by the Target Commencement Date, Landlord shall not be deemed in default hereunder, and the Commencement Date shall be postponed, as Tenant’s sole and exclusive remedy, until the date on which all the Commencement Date Conditions have occurred. Notwithstanding the foregoing, in the event that Landlord’s Commencement Date Conditions have not occurred prior to the Outside Completion Date (as defined in Item 4 of the Basic Lease Information), subject to extension related to Tenant Delay (defined below), Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease; provided that (a) Tenant notifies Landlord of such termination prior to the completion of Landlord’s Commencement Date Conditions; and (b) Landlord has not caused Landlord’s Commencement Date Conditions to have been completed within ten (10) days after its receipt of such notice of termination from Tenant. If (aa) Landlord’s Commencement Date Conditions are completed prior to Tenant’s exercise of the foregoing termination right, or (bb) Landlord’s Commencement Date Conditions are completed within ten (10) days after Tenant’s exercise of the foregoing termination right, then such termination right shall, in either such event, be deemed to have expired and shall, thereafter, be of no further force or effect. For the purposes of this Lease, “Tenant Delay” shall mean a delay in Landlord’s completion of Landlord’s Commencement Date Conditions, which is attributable to or caused by any change order by Tenant. The foregoing notwithstanding, Landlord and Tenant agree that Tenant shall have no express right hereunder to request or demand that a change in the Tenant Space specifications be made. As such, in order for any Tenant-requested change to have any effect, all such change requests (if acceptable to Landlord) must be documented in an amendment to this Lease, which shall account for the “Deemed Commencement Date” effect described below in Section 2.2.4 of this Lease.

2.2.3 Tenant shall use commercially reasonable efforts to cause Tenant’s Commencement Date Condition to occur prior to the Target Commencement Date.

2.2.3.1 In the event that Tenant is unable to cause the full execution of the Proposed telx Agreement (in accordance with such terms as are determined by Tenant in Tenant’s sole and absolute discretion) prior to the Outside Completion Date, Tenant shall not be deemed to be in default hereunder, and Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease (the “telx-Related Termination Right”), provided that Tenant notifies Landlord of such termination on or before August 10, 2009 (the “telx-Related Termination Date”). If Tenant does not cause Tenant’s Commencement Date Condition to occur prior to the Target Commencement Date and fails to exercise the telx-Related Termination Right on or before the telx-Related Termination Date, then (i) such telx-Related Termination Right shall be deemed null and void and, notwithstanding anything to the contrary in this Lease, the Commencement Date shall be deemed to have occurred on August 11, 2009, and (ii) from and after August 11, 2009, until the date on which Tenant provides Landlord with a fully executed copy of the Proposed telx Agreement (such period being the “Conditioned Use Period”), Sections 1.3, 6.1 and 10.5 and Exhibit “E-1” of this Lease shall be deemed to have been modified by the derogation clauses attached hereto as Exhibit “N”.

2.3 Early Access.

2.3.1 Sections 2.2 & 2.2.2, above, notwithstanding, Landlord agrees, subject to the terms and conditions of this Section 2.3.1, to permit Tenant and its contractors, subcontractors, space planner/interior architect, engineers, consultants, vendors, suppliers and other representatives, and their respective employees to enter the Premises, from and after the Effective Date (“Early Access”), for the purposes of inspecting same and for performing installations of fixtures and equipment (e.g., telephone, communications and computer equipment and the wiring and cabling for same) (the period between the Effective Date and the Commencement Date is referred to herein as the “Early Access Period”).

2.3.2 Tenant’s Early Access shall be subject to (and, during such period, Tenant must comply with) all of the terms and provisions of this Lease, excepting only the payment of Rent, except as otherwise expressly stated in this Section 2.3.2. Additionally, and notwithstanding the foregoing, Tenant agrees that (a) Landlord’s obligations to provide services to the Tenant Space and/or the equipment serving the Tenant Space shall commence on the Commencement Date and shall not apply during the Early Access Period, and (b) while Tenant shall not be required to pay Base Rent or other forms of Additional Rent during the Early Access Period, Tenant shall be required to pay as Additional Rent any and all electricity charges that accrue to the Premises during the Early Access Period, except that so long (during the Early Access Period) as Tenant utilizes only ceiling lighting and convenience power, Tenant’s obligation to pay for the electricity charges shall not commence until the Commencement Date (i.e., in the event that the power or cooling infrastructure is engaged during the Early Access Period, Tenant’s obligation to pay for all electricity consumption in the Premises shall commence upon the date that any such infrastructure is first engaged).

2.3.3 Tenant agrees that, in the event that the date of Landlord’s completion of Landlord’s Commencement Date Conditions is, in effect, pushed back due to delays caused by Tenant Delay, the Commencement Date shall, upon delivery of the Commencement Date Notice, be deemed (for the purpose of determining the first day of the Term and the first day of Rent accrual hereunder) to have been moved up, day for day, by the number of days of delay in Landlord’s completion of Landlord’s Commencement Date Conditions caused by all such Tenant Delays (i.e., if Landlord’s delivery of the Commencement Date Notice does not occur until July 5, 2009, but there were five (5) days of delay related to Tenant Delay, the Commencement Date shall be deemed to have occurred on July 1, 2009 (the foregoing is referred to herein as a “Deemed Commencement Date”)). The foregoing notwithstanding, Landlord and Tenant agree that Landlord’s post-Commencement Date obligations hereunder shall, in the event of a Deemed Commencement Date, be deemed to have commenced as of the actual date that the Commencement Date Notice is delivered to Tenant. For clarification purposes, in no event shall the Deemed Commencement Date be earlier than the Target Commencement Date.

2.4 Extension Options.

2.4.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have the number of options (each, an “Extension Option”) specified in Item 6 of the Basic Lease Information to extend the Term of this Lease with respect to the entire Tenant Space, each for an additional term of sixty (60) calendar months (collectively the “Extension Terms”, each an “Extension Term”), upon the same terms, conditions and provisions applicable to the then current Term of this Lease (except as provided otherwise herein). The monthly Base Rent payable with respect to the Tenant Space for each year of the Extension Term (the “Option Rent”) shall be increased hereunder as of the first (1st) day of each such year to be equal to one hundred three percent (103%) of the Base Rent payable for the immediately preceding month of the Term of the Lease, as extended.

2.3.1 Tenant may exercise each Extension Option only by delivering to Landlord a written notice (an “Option Exercise Notice”) at least six (6) calendar months (and not more than twelve (12) calendar months) prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term of this Lease by an Extension Term on the terms set forth in this Section 2.3. In the event that Tenant shall duly exercise an Extension Option, the Term shall be extended to include the applicable Extension Term (and all references to the Term in this Lease shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all duly exercised Extension Terms). In the event that Tenant shall fail to deliver an Option Exercise Notice within the applicable time period specified herein for the delivery thereof, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.4.2 Tenant shall have the right to exercise any Extension Option only with respect to the entire Tenant Space leased by Tenant at the time that Tenant delivers an Option Exercise Notice. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of an Extension Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Option Exercise Notice or on the date on which the Extension Term is scheduled to commence there shall be an uncured Event of Default by Tenant under this Lease.

3. BASE RENT AND OTHER CHARGES.

3.1 Base Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord base rent (the “Base Rent”) for the Tenant Space in the cumulative amounts set forth in the schedules contained in Item 9 of the Basic Lease Information. All such Base Rent shall be paid to Landlord in monthly installments in advance on the first day of each and every month throughout the Term of this Lease; provided, however, that (a) the Prepaid Rent shall be payable no later than five (5) business days following the Effective Date, and (b) if the Term of this Lease does not commence on the first day of a calendar month, the Base Rent for such partial calendar month shall (i) be calculated on a per diem basis determined by dividing the Base Rent above by the total number of calendar days in such partial month and multiplying such amount by the number of days remaining in such calendar month from and after (and including) the Commencement Date, and (ii) Landlord shall apply the Prepaid Rent to such Partial Month (and shall apply the remainder of the Prepaid Rent to the following full calendar month, with Tenant paying any difference in advance on the first day of such full calendar month). Except as set forth in this Section 3.1, Tenant shall not pay any installment of Rent (defined in Section 3.3, below) more than one (1) month in advance.

3.2 Intentionally Deleted.

3.3 Payments Generally. Base Rent, all forms of Additional Rent (defined in this Section 3.3, below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (ii) be payable to Landlord when due without any prior notice or demand therefor in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (iii) be payable to Landlord at the address of Landlord specified in Item 17 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws (defined in Section 6.3.1, below). In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute “Additional Rent.”

3.4 Late Payments. Tenant hereby acknowledges and agrees that the late payment by Tenant to Landlord of Base Rent or Additional Rent (or any other sums due hereunder) will cause Landlord to incur administrative costs not contemplated under this Lease and other damages, the exact amount of which would be extremely difficult or impractical to fix. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date that is five (5) days after the date on which such payment is due (a “Late Charge Delinquency”), Tenant shall pay to Landlord, as Additional Rent, (i) a late charge (“Late Charge”) equal to five percent (5%) of the amount overdue to cover such additional administrative costs and damages, and (ii) interest on all such delinquent amounts at an interest rate (the “Default Rate”) equal to the lesser of (a) one and one-half percent (1 1/2%) per month or (b) the maximum lawful rate from the date of the Late Charge Delinquency until the date the same are paid. In no event, however, shall the charges permitted under this Article 3 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any Late Charge, or interest pursuant to this Section 3.4, shall not be deemed to constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws. Notwithstanding anything herein to the contrary, Landlord agrees to waive the default interest and late charges for one (1) late payment hereunder during any consecutive twelve (12) calendar month period during the Term, provided such late payment is paid in full within five (5) business days after written notice to Tenant of such failure.

3.5 Electrical Power and Chilled Water. Tenant shall pay for all electricity and chilled water provided to and/or used in
Suite 880 and Suite 890. Landlord shall bill Tenant monthly for (i) the actual cost (without addition of management fees or other markup) of all electricity and chilled water provided to and/or used in Suite 880 (including, for the avoidance of doubt, the actual cost of all electricity and chilled water provided to and/or used in that certain UPS room which serves (but is located outside of) Suite 880), based upon, respectively, the Suite 880 Electrical Metering Equipment and the Suite 880 Chilled Water Metering Equipment, each as defined in Exhibit “E” (the “Actual Suite 880 Utility Costs”), and (ii) the actual cost (without addition of management fees or other markup) of all electricity and chilled water provided to and/or used in Suite 890 (including, for the avoidance of doubt, the actual cost of all electricity and chilled water provided to and/or used in that certain UPS room which serves (but is located outside of) Suite 890), based upon, respectively, the Suite 890 Electrical Metering Equipment and the Suite 890 Chilled Water Metering Equipment, each as defined in Exhibit “E” (the “Actual Suite 890 Utility Costs”; together, with the Actual Suite 880 Utility Costs, collectively, the “Actual Utility Costs”).

3.5.1 Intentionally Deleted.

3.5.2 Intentionally Deleted.

3.5.3 Generator Fuel. Additionally, Tenant shall pay the cost of all fuel used by the Back-up Power (defined in Section 7.2) systems serving, providing electricity to, and/or generating electricity which is used in, for or serving, the Tenant Space, except to the extent that such fuel is used (i) for and during the course of the performance of Landlord’s maintenance obligations hereunder (such fuel usage is referred to herein as “Non-Maintenance BUP Fuel Usage”), or (ii) as a result of the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group. Landlord shall bill Tenant not more frequently than monthly for the actual cost of all Non-Maintenance BUP Fuel Usage (the “BUP Fuel Payment”). Tenant shall pay the BUP Fuel Payment to Landlord, as Additional Rent, within thirty (30) days of delivery of such BUP Fuel Payment invoice. For the avoidance of doubt, it is the intent of the parties that this Section 3.5.3 represents a mechanism only for Landlord’s cost recovery with regard to fuel provided to and/or used by or for the Back-up Power systems serving the Tenant Space, and that there is no intent for Tenant’s BUP Fuel Payment to include any element of profit to the Landlord in connection therewith.

4. TAX ON PERSONAL PROPERTY; REAL PROPERTY TAXES.

4.1 Personal Property. Tenant shall be liable and shall pay before delinquency any and all government fees, taxes, tariffs and other charges levied, separately assessed or imposed upon or against, directly or indirectly, any of Tenant’s Personal Property (defined in Section 8.4, below). If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property, and if Landlord elects to pay the same, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days of Landlord’s demand therefor, such demand to be accompanied by reasonably detailed supporting documentation, that part of such taxes for which Tenant is liable hereunder.

4.2 Additional Taxes. Tenant shall pay to Landlord, as Additional Rent and within thirty (30) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than income taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Tenant Space (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Tenant Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder (collectively, the “Section 4.2 Taxes”); provided however that, if there is any tax, assessment or charge, which would otherwise be included within the foregoing definition of Section 4.2 Taxes that is, wholly or in part, imposed as a substitute tax, assessment or charge for a Real Property Tax, defined below, such Section 4.2 Tax will be considered a Real Property Tax to the extent that such tax, assessment or charge is imposed as a substitute for any Real Property Tax.

4.2.1 Landlord hereby represents and warrants that, to the best of Landlord’s Actual Knowledge (defined in Section 6.3.2.1, below), there are no Section 4.2 Taxes assessed against Landlord as of the Effective Date.

4.3 Real Property Taxes.

4.3.1 Real Property Taxes. The term “Real Property Taxes” shall mean all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property or its operation, including but not limited to ad valorem real property taxes, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Real Property Taxes shall not include Section 4.2 Taxes or any taxes paid by tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Real Property Taxes.

4.3.2 The term “Real Property Tax Base Year” is stipulated to be the 2010 calendar year.

4.3.3 The term “Actual Real Property Taxes” shall mean, with respect to each calendar year during the Term of the Lease, the actual Real Property Taxes for such year. The term “Tenant’s Proportionate Share of Actual Real Property Taxes” shall mean, with respect to each calendar year during the Term of this Lease, an amount equal to the product of (i) the positive difference (if any) obtained by subtracting the Actual Real Property Taxes applicable to the Real Property Tax Base Year from the Actual Real Property Taxes applicable to such calendar year, multiplied by (ii) Tenant’s Proportionate Share, as described in Item 25 of the Basic Lease Information.

4.3.4 If the Actual Real Property Taxes during any calendar year are greater than the Actual Real Property Taxes applicable to the Real Property Tax Base Year, Tenant shall be obligated to pay to Landlord as Additional Rent an amount equal to Tenant’s Proportionate Share of Actual Real Property Taxes.

4.3.5 On or before December 1, 2010 (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of the reasonably projected annual Real Property Taxes for the Property (the “Projected Real Property Taxes”). Tenant shall pay to Landlord on the first day of each month commencing January 1, 2011 and continuing during the Term of the Lease an amount (each, a “Projected Real Property Tax Installment”) equal to one-twelfth (1/12) of the product of (i) the positive difference (if any) obtained by subtracting the Actual Real Property Taxes applicable to the Real Property Tax Base Year from the Projected Real Property Taxes for such calendar year, multiplied by (ii) Tenant’s Proportionate Share. Until Tenant has received the statement of the Projected Real Property Taxes from Landlord, Tenant shall continue to pay Projected Real Property Tax Installments to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Projected Real Property Taxes, Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the amount paid by Tenant as Projected Real Property Tax Installments prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement with reasonably detailed supporting documentation on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing Tenant’s Proportionate Share of Actual Real Property Taxes applicable to such calendar year, as compared to the total of the Projected Real Property Tax Installments for such calendar year. If Tenant’s Proportionate Share of Actual Real Property Taxes for such calendar year exceeds the aggregate of the Projected Real Property Tax Installments collected by Landlord from Tenant with regard to such calendar year, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement with reasonably detailed supporting documentation, the amount of such excess. However, if Tenant’s Proportionate Share of Actual Real Property Taxes for such calendar year is less than the aggregate of the Projected Real Property Tax Installments collected by Landlord from Tenant with regard to such calendar year, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. Landlord shall have the right from time to time during each calendar year (but not more than twice in any given calendar year) to revise the Projected Real Property Taxes and provide Tenant with a revised statement thereof; and, thereafter, Tenant shall pay Projected Real Property Tax Installments on the basis of the revised statement. If the Commencement Date is not the first day of a calendar year, or the expiration or termination date of this Lease is not the last day of a calendar year, then Tenant’s Proportionate Share of Actual Real Property Taxes shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of this Lease.

4.3.6 Notwithstanding any other provision herein to the contrary, in no event shall the aggregate amount of Real Property Taxes collected by Landlord from all tenants in the Building exceed the Actual Real Property Taxes for said year. Additionally, an adjustment shall be made by Landlord in computing Real Property Taxes (and Tenant’s share thereof) to account for any refund received by Landlord as a rebate of Real Property Taxes actually paid by Tenant to Landlord, less all costs and fees, if any, including professional, incurred by Landlord in connection with obtaining any such refund.

5. NO OPERATING EXPENSES. Tenant’s payment of Base Rent (and increases in such Base Rent) set forth in this Lease is (except as otherwise expressly set forth herein) intended to cover the expenses (and increases in such expenses) incurred in the operation, maintenance, management, repair and replacement of the Common Areas of the Building, including, without limitation, utility charges attributed to the Common Areas, premiums and other charges for insurance, costs incurred in connection with service and maintenance contracts, and any administrative or management fees or charges (collectively, the “Operating Expenses”). Accordingly, except as otherwise expressly set forth herein, and subject to the terms of Article 14 hereof with respect to Tenant’s indemnification obligations, Tenant shall not be liable for and shall not be required to pay or reimburse Landlord for any additional charges hereunder for Operating Expenses (or any increases in such Operating Expenses).

6. USE.

6.1 Permitted Use. Subject to Section 1.3, Tenant shall use the Tenant Space only for (i) general office use within the “security area” as shown on Exhibit “E-4”, (ii) the placement, maintenance and operation of computer, switch and/or communications equipment and connections (in accordance with Section 1.3, above) with the communications cable and facilities of other tenants in the Building, and (iii) other uses subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed (collectively, the “Permitted Use”). The foregoing notwithstanding, Tenant shall not operate nor permit any third party (other than a Customer (defined in Section 10.5, below)) to operate optical multiplexing equipment in the Premises. For the avoidance of doubt, Landlord and Tenant hereby acknowledge and agree that Customers are permitted to operate optical multiplexing equipment in the Premises.

6.2 Datacenter Rules and Regulations. Tenant’s use shall be subject to, and Tenant, and Tenant’s agents, employees and invitees shall comply fully with all requirements of the Datacenter Rules and Regulations, however, Tenant shall not be required to comply with any such Datacenter Rules and Regulation if it shall unreasonably interfere with access to or the beneficial use of the Tenant Space for the Permitted Use. Landlord shall at all times have the right to change such rules and regulations or to amend or supplement them in such commercially reasonable manner as may be deemed by Landlord in the exercise of its sole but good faith discretion advisable for the safety, care and cleanliness of the Tenant Space, the Building and the Property and for preservation of good order therein, all of which Datacenter Rules and Regulations, as changed, amended, and/or supplemented from time to time, shall be fully carried out and strictly observed by Tenant; provided, however, that such changes to the Datacenter Rules and Regulations may not increase Tenant’s monetary obligations under this Lease or unreasonably interfere with access to or the beneficial use of the Tenant Space for the Permitted Use. In the event of a conflict between the Datacenter Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern (including, without limitation, the provisions of Section 8.3 hereof). Without limiting the foregoing, for clarification purposes, if under Section 8.3 of this Lease Tenant is not required to obtain Landlord’s consent (or if Landlord’s consent is deemed given) for Alterations, then no consent or approval by the Landlord will be required for such Alterations (or any element of such Alterations) regardless of what is stated in the Datacenter Rules and Regulations as to required consents or approvals. Tenant shall further be responsible for the compliance with such Datacenter Rules and Regulations (as the same may be changed, amended and/or supplemented from time to time) by the employees, agents and invitees of Tenant. Landlord shall apply the Datacenter Rules and Regulations uniformly to the tenants of the Building.

6.3 Compliance with Laws; Hazardous Materials.

6.3.1. Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall timely take all action required to cause Tenant’s use and Alterations of the Tenant Space to comply at all times during the Term of this Lease in all respects with all laws, ordinances, building codes, rules, regulations (including the Americans with Disabilities Act), orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy), and all covenants, conditions and restrictions affecting the Property now or in the future applicable to the Tenant Space and with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function (collectively, “Applicable Laws”) (i) regarding the physical condition of the Premises, but only to the extent the Applicable Laws pertain to the particular manner in which Tenant uses and/or configures equipment within the Premises, or (ii) that do not relate to the physical condition of the Premises but relate to the lawful use of the Premises. Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner, or do or suffer any act in or about the Tenant Space which: (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Building, the Tenant Space or the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC, plumbing or sprinkler, access control (including, without limitation, Landlord’s Access Control Systems), mechanical, and telecommunications systems and equipment (collectively, the “Building Systems”); (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Tenant Space, or the property located therein, or will increase the cost of any of the same (unless, at Landlord’s election, Landlord permits an activity which will cause an increase in any such insurance rates on the condition that Tenant shall agree in writing to pay any such increase to Landlord immediately upon demand as Additional Rent); (iv) constitutes or is reasonably likely to constitute a material nuisance to other tenants or occupants of the Building or the Property, or any equipment, facilities or systems of any such tenant; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located at the Property; (vi) amounts to (or results in) the commission of waste in the Tenant Space, the Building or the Property; (vii) intentionally deleted; or (viii) is other than the Permitted Use. Tenant shall be responsible for any losses, costs or damages in the event that unauthorized parties gain access to the Tenant Space or the Building through access cards, keys or other access devices provided to Tenant by Landlord. Tenant shall promptly upon demand reimburse Landlord as Additional Rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 6.3.1.

During the Term, Landlord shall comply with all Applicable Laws regarding the Premises and the Building except to the extent Tenant must comply under Section 6.3.1(a).

6.3.1.1 Landlord hereby represents and warrants that, to the best of Landlord’s Actual Knowledge (defined in Section 6.3.2.1, below), as of the Effective Date, neither the Building nor the Tenant Space are in violation of any Applicable Law or of the rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function that govern the Building and/or the Tenant Space.

6.3.2 Hazardous Materials. No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Tenant, its Transferees (defined in Section 10.1, below) or partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Tenant Parties”). Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use may be used at the Tenant Space without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below). Notwithstanding the foregoing, Tenant shall not have any liability (and shall not be required to remediate any condition) relating to Hazardous Materials which existed in, upon or under the Premises as of the Commencement Date, except for any of same that were placed (and/or resulted from conditions caused ) by Tenant or any other Tenant Party.

No Hazardous Materials (defined below) shall be Handled upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Landlord or Landlord’s partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Landlord Parties”). Additionally, Landlord shall not use the Building, or permit the Building or portions thereof to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the operation of the Building and/or otherwise by occupants and/or owners of the Building, and/or that would otherwise be consistent with Institutional Owner Practices (defined below in Section 8.3,) may be used at the Building, but only in compliance with all applicable Environmental Laws. “Environmental Laws” shall mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” shall mean and include: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials (collectively, “ACM”); (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and are defined, or become defined by any Environmental Law. “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

6.4 Electricity Consumption Threshold. Tenant’s actual electricity consumption for the Premises, as reasonably determined by Landlord pursuant to such measurement method or methods as Landlord shall employ from time to time acting consistently with Institutional Owner Practices (including, without limitation, the use of submeters and/or pulse meters, electrical surveys and/or engineer’s estimates), shall not at any time, exceed the number of watts for the Premises (a) specified in Item 1 of Exhibit “F”, as it relates to Suite 880 (the “Suite 880 Electricity Consumption Threshold”), and (b) specified in Item 1 of Exhibit “F-1”, as it relates to Suite 890 (the “Suite 890 Electricity Consumption Threshold”; the Suite 880 Electricity Consumption Threshold and the Suite 890 Electricity Consumption Threshold are referred to herein, in general, as the “Electricity Consumption Threshold”). All equipment (belonging to Tenant or otherwise) located within the Premises shall be included in the calculation of Tenant’s actual electricity consumption for the Premises. For the avoidance of doubt, Landlord and Tenant acknowledge that the Electricity Consumption Threshold exists, so that Landlord is better able to (a) budget the amount of power available at the Building among the existing and future tenants of the Building, (b) enhance the safeguarding, in accordance with National Electrical Code Guidelines, of person and property in the Premises, and (c) operate the Premises consistent with Institutional Owner Practices. In the event that the electricity consumption in the Premises does exceed the Electricity Consumption Threshold (each such event, an “ECT Overage”), Tenant agrees to take immediate action (after Tenant has received notice of such ECT Overage from Landlord) to power down items of equipment in the Tenant Space in order to cause power consumption in the Premises to be at or below the Electricity Consumption Threshold. Additionally, in the event that (i) Tenant receives a notice from Landlord related to any ECT Overage, and (ii) Tenant has not remedied such ECT Overage within seventy-two (72) hours after its receipt of such notice from Landlord, then Landlord may deliver to Tenant a notice (an “ECT Default Notice”) of such default. Tenant’s failure to remedy such ECT Overage within forty-eight (48) hours after its receipt of an ECT Default Notice shall be considered an Event of Default hereunder. Additionally, (a) if, despite Tenant’s attempt at remedying the ECT Overage, the Tenant Space exceeds the Electricity Consumption Threshold three (3) times in any thirty (30) day period (about which Tenant receives written notice each time from Landlord), then such third (3rd) occurrence shall be considered an Event of Default hereunder; and (b) Tenant’s rights related to Interruptions of Landlord’s Services shall not be in effect for any Interruptions of Landlord’s Services which occur during, or because of, an ECT Overage. Landlord hereby agrees that, upon receipt of Tenant’s reasonable request therefor (such requests not to exceed one (1) per calendar month), Landlord will provide Tenant with the opportunity to observe the Suite 880 Electrical Metering Equipment and the Suite 890 Electrical Metering Equipment for the sole purpose of determining Tenant’s then-current electricity consumption at the Premises, provided that a representative of Landlord is available to accompany Tenant during such observation.

6.5 Structural Load. Tenant shall not place a load upon the Premises exceeding the number of pounds of live load per square foot (a) specified in Item 5 of Exhibit “F”, as it relates to Suite 880, and (b) specified in Item 5 of Exhibit “F-1”, as it relates to
Suite 890.

7. SERVICES TO BE PROVIDED TO THE TENANT SPACE.

7.1 Access Control. Landlord will provide access control as follows: (i) Landlord will operate a check-in desk at the Building’s main entrance twenty-four (24) hours per day, seven (7) days per week, (ii) Landlord has installed a video surveillance system in Suite 880 inside the Premises surveilling only the points of egress and the EPO button, (iii) Landlord has installed a video surveillance system in Suite 890 inside the Premises surveilling only the points of egress and the EPO button, and (iv) Landlord has installed video surveillance system in the Common Area of the Building (collectively, “Landlord’s Access Control Systems”). Landlord hereby agrees not to install any video surveillance inside the Premises other than that which is included in Landlord’s Access Control Systems. Landlord disclaims any and all other responsibility or obligation to provide additional access control (or any security) to the Building, the Tenant Space, or any portion of any of the above. Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Tenant Space or any part of the Building in excess of the Landlord’s Access Control Systems expressly set forth in this Section 7.1

(and Landlord shall not under any circumstances be deemed to have agreed to provide any services in excess of the above specified Landlord’s Access Control Systems). Subject to Landlord’s approval of the plans and specifications therefor and the contractors who will perform such work, Tenant shall install, at its sole cost and expense, its own security system (“Tenant’s Security System”) for the Premises. Tenant shall furnish Landlord with a copy of all key codes, access cards or other entry means and ensure that Landlord shall have access to the Premises at all times, subject to the terms of Section 17.16, below. Additionally, Tenant shall ensure that Tenant’s Security System shall comply with all Applicable Laws, and in no event shall Landlord be liable for the malfunctioning thereof. Tenant acknowledges and agrees that it understands that all persons in the Premises and the activities of all such persons are and shall be subject to surveillance by video camera and/or otherwise by Landlord’s agents and employees at the points of egress and the EPO buttons.

7.1.1 Landlord and Tenant specifically acknowledge that Tenant, at Tenant’s cost, may remove Landlord’s electronic “key card” systems (the “Key Card Systems”) that, on the Commencement Date, control access to each of Suites 880 and 890; provided, however, that (a) Tenant obtains Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) of the plans and specifications of Tenant’s Security System prior to such removal, in accordance with the terms and conditions of Section 8.3, below, (b) Tenant notifies Landlord at least ten (10) days in advance of such removal, and (c) prior to the expiration or upon the earlier termination of this Lease, Tenant shall restore the Key Card Systems to their original locations and functionality that existed as of the Commencement Date.

7.2 Other Landlord’s Services.

7.2.1 Electricity Service Levels. Landlord shall furnish electricity and back-up power and other services to the Premises in accordance with the specifications set forth in (a) Items 1, 2 and 3, respectively, of Exhibit “F” attached hereto, with respect to
Suite 880, and (b) Items 1,2 and 3, respectively, of Exhibit “F-1” attached hereto, with respect to Suite 890 (collectively, the “Electrical Service”). The obligation of Landlord to provide electricity to the Tenant Space shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any governmental authorities regulating providers of electricity and shall be limited to providing the Electricity Consumption Threshold (as defined in Section 6.4). Except as expressly set forth in Items 2 & 3 of Exhibit “F” with respect to Suite 880, and Items 2 & 3 of Exhibit “F-1” with respect to Suite 890, Tenant shall be solely responsible for all additional emergency, supplemental or back-up power systems (“Back-Up Power”) for use in the Tenant Space.

7.2.2 HVAC Service Levels. Landlord shall furnish heating, ventilation and air conditioning to the Premises in accordance with the specifications set forth in (a) Item 4 of Exhibit “F” attached hereto, with respect to Suite 880, and (b) Item 4 of
Exhibit “F-1” attached hereto, with respect to Suite 890 (collectively, the “HVAC Service”).

7.2.3 Access to Tenant Space. Notwithstanding anything to the contrary in this Lease, Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week, three-hundred and sixty five (365) days per year (the “Access Service”; together, with the Electrical Service and the HVAC Service, collectively, the “Essential Services”).

7.2.3 Other Services. Landlord shall also furnish or cause to be furnished to the Premises the following utilities and services (at no charge to Tenant):

(a) Tenant shall have the right to use non-reserved parking on the Property on a first-come, first-served basis;

(b) Hot and cold water for drinking and restroom purposes shall be available on the eighth (8th) floor of the Building seven (7) days a week.

(c) Non-attended automatic passenger elevator service shall be available twenty-four (24) hours per day seven (7) days a week. Attended freight elevator service shall be available Monday through Friday from 6 a.m. to 6 p.m. After hours freight elevator service is available at Tenant’s cost, and subject to local union rules.

(d) Customary janitorial, trash removal and cleaning services Monday through Friday or Sunday through Thursday in and about the Common Areas.

7.3 Interruption of Services.

7.3.1 Except as expressly provided in this Lease (including, without limitation, as expressly set forth in Section 7.3.2 below), Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility provided electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements. Additionally, except as expressly provided in this Lease (including, without limitation, as expressly set forth in Section 7.3.2 below), no interruption or malfunction of any electrical or other service (including, without limitation, heating ventilation and air conditioning, collectively, “HVAC”) to the Premises (or to any other portion of the Building or Property) shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate this Lease, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Property, the Building or the Premises. In the event of any interruption, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord and the interruption at issue was not caused in whole or in part by any action of Tenant.

7.3.2 Notwithstanding the foregoing, in the event that (a) there is an interruption of Landlord’s Essential Services in the nature of (i) a violation of the service levels described in Exhibit “F”, attached hereto, with regard to Suite 880, or (ii) a violation of the service level described in Exhibit “F-1”, attached hereto, with regard to Suite 890, (b) such interruption of Landlord’s Essential Services is not caused by any act or omission of Tenant or Tenant’s employees, agents, invitees or contractors, nor by a Casualty (as defined and dealt with in Section 9.1.1, below), nor by an ECT Overage, and (c) Tenant is prevented from using (and actually does not use) the Tenant Space, or any portion thereof, in the ordinary course of Tenant’s business (which, for the avoidance of doubt, and for the purposes of this Lease, means the operation of Tenant’s business in the affected portion of the Tenant Space is adversely impacted), as determined by Tenant, for a period in excess of the timeframe specified in Item 15 of the Basic Lease Information (the “Eligibility Period”) as a result of such interruption of Landlord’s services (such an interruption, an “Interruption of Landlord’s Services”), Tenant shall, as its exclusive remedy therefor, except as otherwise expressly set forth herein (including Section 16.1), be entitled to an equitable abatement of Base Rent as set forth in Item 15 of the Basic Lease Information. The foregoing notwithstanding, if Tenant fails to take advantage of the redundant electrical design of the Premises (e.g. Tenant “single-cords” its equipment in a scenario where “dual-cording” of Tenant’s equipment is available), and there occurs an interruption of electrical service to the Tenant Space, which could have been avoided if Tenant had, in fact, taken proper advantage of such electrical redundancies, then such interruption will not be deemed to be an Interruption of Landlord’s Services. Additionally, in the event that (a) Tenant or its pertinent designees have produced the pertinent identification document and/or credentials that are required to enter the Building, (b) are in an outwardly visible condition that does not represent a real or perceived threat to the Building or the Tenant Space, and (c) are denied access to the Tenant Space for a period in excess of six (6) consecutive hours, Tenant shall, as its exclusive remedy be entitled to an equitable abatement of Base Rent equal to 1/30th of the Base Rent for a given month.

7.3.3 In addition to Tenant’s right to abatement of Base Rent, in the event a Continuous Outage (as hereinafter defined) occurs, Tenant may terminate this Lease by delivering to Landlord within ten (10) business days following the occurrence of the Continuous Outage, written notice (“Tenant’s Continuous Outage Termination Notice”) of such termination. Tenant’s failure to timely deliver Tenant’s Continuous Outage Termination Notice shall automatically extinguish Tenant’s right to terminate this Lease with respect to that particular Continuous Outage. As used herein the term “Continuous Outage” means an Interruption of Landlord’s Services occurs and continues for thirty (30) consecutive days, regardless of whether or not such Interruption of Landlord’s Services was caused by Force Majeure.

7.3.4 In addition to Tenant’s right to abatement of Base Rent, in the event a Chronic Outage (as hereinafter defined) occurs, Tenant may terminate this Lease by delivering to Landlord within ten (10) business days following the occurrence of the Chronic Outage, written notice (“Tenant’s Chronic Outage Termination Notice”) of such termination. Tenant’s failure to timely deliver Tenant’s Chronic Outage Termination Notice shall automatically extinguish Tenant’s right to terminate this Lease with respect to that particular Chronic Outage. As used herein the term “Chronic Outage” means that four (4) or more times within a twelve (12) consecutive month period, there occurs separate/independent Interruptions of Landlord’s Services, each occurrence of which continues for twelve (12) or more consecutive hours, regardless of whether or not such Interruption of Landlord’s Services was caused by Force Majeure.

8. MAINTENANCE; ALTERATIONS.

8.1 Landlord Maintenance. Except as provided in this Section 8.1, Landlord shall have no obligation to repair and/or maintain the Tenant Space. Landlord will maintain and keep in a safe and good order and clean condition (with a maintenance schedule and practices at least as comprehensive as the Minimum Landlord Maintenance Threshold (as defined below)) the Pathway (but not the Additional Conduits), the PDUs serving the Premises, Landlord’s Access Control Systems, the HVAC, UPS plant, Back-up Power, and fire suppression systems serving the Premises and other similar equipment installed for the benefit of multiple tenants of the Building, the structure, floors and foundation of the Building, the exterior walls and windows in the Building and the roof of the Building, the Building Systems, the Common Areas, and the Common Area heating, air conditioning and ventilation system within the Building. Landlord shall use commercially reasonable efforts to, (i) maintain battery capacity in the UPS plant for Suite 880, as specified in Item 2 of Exhibit “F”, (ii) maintain battery capacity in the UPS plant for Suite 890, as specified in Item 2 of
Exhibit “F-1”, (iii) maintain Suite 880 temperature within the range specified in Item 4(a) of Exhibit “F”, (iv) maintain Suite 890 temperature within the range specified in Item 4(a) of Exhibit “F-1”, (v) maintain Suite 880 relative humidity within the range specified in Item 4(b) of Exhibit “F”, and (vi) maintain Suite 890 relative humidity within the range specified in Item 4(b) of Exhibit “F-1”. In any event, Landlord shall perform its obligations under this Section 8.1 in accordance with Section 17.16 hereof.

8.1.1 If Landlord fails (a) to commence a commercially reasonable cure for an Interruption of Landlord’s Services related to any item on Exhibit “F” or Exhibit “F-1” within forty-eight (48) hours from the time Landlord receives Tenant’s notice of the need for such cure, and to diligently pursue the completion thereof in a manner consistent with first class datacenter operations practices, or (b) to perform its maintenance obligations under Section 8.1 within fifteen (15) days of the scheduled or rescheduled date for such maintenance, and cure such failure within ten (10) days following notice from Tenant of same, then (in the event of (a) or (b)) Tenant shall have the remedy of Tenant Self-Help described below; provided, however, in any event where Tenant intends to exercise its rights contained herein with regard to equipment located outside of the Premises, (i) Tenant may not do so unless and until Tenant obtains insurance policies consistent with Landlord’s insurance policy requirements set forth in Section 9.3 hereof and complying with, and which shall be subject to, the “Requirements” paragraph set forth on Exhibit “B”, and (ii) Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group) for any and all Claims arising directly from Tenant’s gross negligence or willful misconduct in the performance of Tenant Self-Help in any portion of the Building or the Property by Tenant or any other Tenant Party or any person engaged by Tenant or any other Tenant Party to perform such Tenant Self-Help. If Landlord has failed to perform as provided under the prior sentence, Tenant may (subject to the terms of this Section 8.1.1), but shall not be obligated to, perform all necessary or appropriate maintenance and repair to any equipment serving the Premises, provided, however, that for any such maintenance or repair, Tenant shall use one of Landlord’s pre-approved contractors listed on Schedule “2” to Exhibit “H” attached hereto (such list, subject to modification thereof by Landlord from time to time, “Landlord’s Pre-Approved Contractors”) (“Tenant Self-Help”), and any amounts actually expended by Tenant to effect such repair and/or maintenance shall be reimbursed by Landlord to Tenant within thirty (30) days after receipt of Tenant’s written demand therefor. The foregoing notwithstanding, in the event that any action of Tenant Self-Help causes an event in the Tenant Space (which would have otherwise been an Interruption of Landlord’s Services hereunder), then such interruption will not be deemed to be an Interruption of Landlord’s Services.

8.1.2 Landlord’s current preventative maintenance schedule is attached hereto as Exhibit “I” (the “Current PM Schedule”). Landlord agrees to use commercially reasonable efforts to give Tenant notice of any material changes in such schedule in advance of implementing such change (however, the foregoing shall not excuse Landlord from adhering to the higher standard of overall amount and level of maintenance dictated by any of the following: (i) the Current PM Schedule, (ii) the maintenance schedule recommended by the manufacturer of a particular Building System, or (iii) Institutional Owner Practices (the applicable higher standard being the “Minimum Landlord Maintenance Threshold”). Landlord shall use commercially reasonable efforts to provide Tenant with Landlord’s preventative maintenance schedule with respect to such equipment one year in advance. Although Landlord will use reasonable efforts to substantially adhere to the maintenance schedule provided to Tenant, Tenant acknowledges that Landlord may deviate from such schedule (however, the foregoing shall not excuse Landlord from adhering to the Minimum Landlord Maintenance Threshold). During the Term, Tenant shall have the right to confirm Landlord’s compliance with Landlord’s maintenance schedule by inspecting Landlord’s books and records with respect thereto (“Books and Records”), interviewing Landlord’s relevant employees or contractors, and visually inspecting the related equipment (collectively, “Tenant’s Maintenance Inspection”), but in no event more frequently than twice in a twelve (12) month period during the Term. Tenant shall exercise the foregoing right by delivering prior written notice (“Tenant’s Inspection Notice”) to Landlord of Tenant’s intent to perform Tenant’s Maintenance Inspection, detailing the equipment for which the Books and Records are requested and/or which Tenant wishes to visually inspect. Any visual inspection shall be performed during Landlord’s normal business hours at a time reasonably designated by Landlord. Landlord shall respond to Tenant’s request to perform an inspection within five (5) business days after receipt of Tenant’s Inspection Notice by delivering to Tenant copies of the requested Books and Records and, if a request for an interview or a visual inspection is included in Tenant’s Inspection Notice, designating the time at which Tenant may perform its interview or visual inspection. If Tenant’s inspection reveals that Landlord is delinquent in complying with Landlord’s maintenance schedule, Tenant shall deliver written notice to Landlord of such delinquency including reasonable detail of such delinquency, and Landlord shall cure such delinquency within the time allowed Landlord pursuant to Section 16.1 of this Lease, failing which Landlord shall be in default of its obligations hereunder.

8.1.3 In connection with the foregoing, in the event that Tenant desires that Landlord make a change (over and above the Minimum Landlord Maintenance Threshold) to Landlord’s then existing Current PM Schedule or other standards or procedures related to Landlord’s maintenance obligations hereunder (other than a change needed to adhere to the Minimum Landlord Maintenance Threshold, a “PM Change”), Tenant agrees to provide Landlord written notice of such PM Change request (the “PM Change Request”) no fewer than twenty (20) days prior to the next scheduled occurrence of the activity to which the PM Change applies. In the event that Landlord is reasonably able to grant the PM Change, Landlord shall notify Tenant of the estimated costs related to the PM Change (the “PM Change Cost Estimate”), if any, within three (3) business days after Landlord’s receipt of the PM Change Request. Tenant agrees to notify Landlord within five (5) business days after Tenant’s receipt of the PM Change Cost Estimate as to whether or not Tenant elects to have the PM Change implemented. If, in fact, Tenant does timely elect to have the PM Change implemented, Tenant shall pay Landlord the actual amount of the costs incurred by Landlord in connection with the PM Change within thirty (30) days after Tenant’s receipt of an invoice for same from Landlord.

8.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, maintain the Tenant Space (including all Additional Conduits) and Tenant’s equipment therein in a safe and good order and clean condition (and in at least as good order and clean condition as when Tenant took possession), ordinary wear and tear and damage by Casualty excepted. If Tenant fails to perform its covenants of maintenance and repair hereunder, or if Tenant or any of Tenant’s technicians or representatives physically damages the Property, the Building or any portion of any of the above, or the personal property of any other tenant or occupant, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after Landlord’s demand therefor.

8.3 Alterations. Notwithstanding any provision in this Lease to the contrary, Tenant shall not make or cause to be made any alterations, additions, improvements or replacements to the Tenant Space or any other portion of the Building or Property (collectively, “Alterations”) without the prior written consent and approval of Landlord, which consent and approval may not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required for any usual and customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Tenant Space if and to the extent that such installations, repairs, maintenance, and removals (i) are usual and customary within the industry, (ii) are of a type and extent which are customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices (defined below) leasing similar space for similar uses to similar tenants, (iii) are in compliance with the Datacenter Rules and Regulations, and (iv) will not affect the Building’s structure, the provision of services to other Building tenants, or the Building’s electrical, plumbing, HVAC, life safety or mechanical systems. For example, Landlord’s consent would be required for the installation of overhead ladder racks that are attached to the ceiling and Landlord’s consent would not be required for the installation of equipment which does not involve drilling into the floor or ceiling. For purposes hereof, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class datacenter or telecommunications projects in the United States of America. Landlord and Tenant acknowledge and agree that (a) Landlord’s Installations are hereby deemed to be Alterations hereunder; (b) all Alterations not requiring Landlord’s consent shall be left as part of the Premises upon the expiration or earlier termination of this Lease in good and operable condition, ordinary wear and tear and damage by Casualty not caused by any Tenant Party excepted; and (c) for all Alterations requiring Landlord’s consent hereunder, Landlord will designate whether or not such Alterations must be removed (or restored) at the expiration or earlier termination of the Lease at the time Landlord provides such consent. Additionally, Landlord and Tenant agree that Landlord shall provide its consent (or objections) with regard to Tenant’s requests for Alterations consent within ten (10) business days after Landlord’s receipt of such request. In the event that Landlord has failed to provide its consent (or objections) within the prescribed ten (10) business day period, Landlord will be deemed to have consented with regard to such request for Alterations consent; provided that (i) such request for Alterations consent contains the phrase “DATED MATERIAL ENCLOSED. RESPONSE IS REQUIRED WITHIN TEN BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF”, in all capital letters (no smaller than sixteen (16) point font) in a conspicuous location inside the package in which such request for Alterations consent is provided to Landlord; (ii) such request for Alterations consent contains three (3) full sets of drawings (two full size hard copies, and one full set of drawings on CD); and (iii) in the event that Landlord has not responded within the applicable notice period, Tenant agrees to provide Landlord one (1) additional written notice and one (1) additional business day in which to respond, prior to such deemed approval taking effect. The foregoing notwithstanding, if the Alterations consent request is received by Landlord after month 12 of the Term, and if Landlord engages a third party engineer to review Tenant’s request for Alterations consent (and Landlord shall notify Tenant within ten (10) days of receiving Tenant’s request for Alterations whether such outside engineering review will be commissioned), Landlord shall provide its consent (or objections) with regard to Tenant’s requests for Alterations consent within thirty (30) calendar days after Landlord’s receipt of such request. In any instance where Tenant desires to conduct Alterations, Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job must work in harmony and not interfere with any labor utilized by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant and/or the express or implied permission for such persons to enter the Premises may be withdrawn at any time upon written notice to Tenant. Additionally, all such contractors, laborers, materialmen and others must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry.

8.3.1 Additional Conduit. Landlord and Tenant agree that Landlord has given its pre-approval, in concept, as it relates to Tenant’s installation of the Additional Conduits set forth on Exhibit “E-1”. However, Landlord and Tenant acknowledge that such pre-approval only represents approval by Landlord with regard to the concept of such an installation, and that each such Additional Conduit remains subject to Landlord’s review and approval (not to be unreasonably withheld, conditioned or delayed) with regard to the plans and specifications thereof.

8.3.2 Conceptually Pre-Approved Alterations. Landlord and Tenant agree that Landlord has given its pre-approval, in concept, as it relates to the Conceptually Pre-Approved Alteration set forth in Exhibit “E”. However, Landlord and Tenant acknowledge that such pre-approval only represents approval by Landlord with regard to the concept of such an installation, and that such Conceptually Pre-Approved Alteration remain subject to Landlord’s review and approval with regard to the plans and specifications thereof.

8.3.2.1 Conditionally Pre-Approved Alterations. Landlord and Tenant acknowledge and agree that Tenant has requested Landlord’s consent with regard to the specific Alteration defined on Exhibit “E” as the “Premises Re-configuration”. Landlord does hereby provide its consent with regard to the Premises Re-configuration, and confirms that Tenant shall not be required to restore the Premises to its condition prior to the Premises Re-configuration (i.e., Tenant shall not have to return the CRAH units and PDU’s to their location within the Premises prior to the Premises Re-configuration) at the expiration or earlier termination of this Lease, subject to the following conditions:

(a) such Premises Re-Configuration must be completed by Tenant at Tenant’s sole cost and expense,

(b) Tenant must engage only the same contractors (general, sub & architectural and engineering) who installed the equipment that Tenant desires to re-configure and Tenant must otherwise take such actions as are required by such contractors such that the Premises Re-configuration shall have no effect on the contractor and supplier warranties that are in effect on the Effective Date with regard to the work and equipment installed in the Premises as of the Effective Date, whether or not such items are moved or affected by the Premises Re-configuration (i.e., Tenant is taking on the responsibility that none of the warranties affecting the Tenant Space will be affected and/or voided in connection with the Premises Re-configuration);

(c) Tenant must obtain all permits required by Applicable Law with regard to the Premises Re-Configuration and provide Landlord with copies of same prior to undertaking the Premises Re-Configuration;

(d) the Premises Re-Configuration shall not be deemed to have been completed, unless and until (i) the Premises shall have been re-commissioned (A) at Tenant’s sole cost and expense, (B) in Landlord’s presence (or in the presence of a representative designated by Landlord) and in accordance with the terms of Exhibit “L” attached hereto (the “Commissioning Criteria”), and (C) to the level of testing that is mutually agreed to by Landlord and Tenant, each exercising reasonable discretion, and (ii) Tenant’s commissioning agent has delivered to Landlord a letter confirming such re-commissioning, substantially in the form attached hereto as Exhibit “L-1” (the “Commissioning Complete Letter”).

(e) from and after the Effective Date until the date upon which condition (d), above, has been completed, no conditions or occurrences, which would otherwise have been an Interruption of Landlord’s Services, will be deemed to have been an Interruption of Landlord’s Services, and Landlord shall have no obligation to provide the Service Levels set forth in Item 2 or Item 3 of Exhibit “F” or Exhibit “F-1”.

8.4 Removal of Cable, Wiring, Connecting Lines, Equipment and Personal Property. Tenant agrees that, upon the expiration or earlier termination of this Lease, Tenant (or, failing which, a contractor designated by Landlord) shall at Tenant’s sole cost and expense, promptly remove all of Tenant’s Personal Property (defined below), and shall restore those portions of the Building and/or the Tenant Space damaged by such removal of (or by the initial installation of) such Tenant’s Personal Property to their condition immediately prior to the installation or placement of such items. If Tenant fails to promptly remove any such Tenant’s Personal Property pursuant to this Section 8.4, Landlord shall have the right to remove such Tenant’s Personal Property and to restore those portions of the Building and/or the Tenant Space damaged by such removal to their condition immediately prior to the installation or placement of such Tenant’s Personal Property, in which case Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for all of Landlord’s costs of removal and restoration plus an administrative fee equal to ten percent (10%) of such cost. For purposes hereof, “Tenant’s Personal Property” shall mean, collectively, all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building and/or the Tenant Space [other than equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group]. Additionally, for the purposes of clarity, the parties acknowledge that Tenant’s Personal Property includes all equipment or property [other than equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group] installed and/or placed anywhere in the Building and/or the Tenant Space by any party specifically and solely in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Tenant Space, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Group).

9. CASUALTY; TAKING; INSURANCE.

9.1 Casualty; Taking.

9.1.1 If at any time during the Term of this Lease, a material portion of the Building shall be (i) damaged or destroyed by fire or other casualty (a “Casualty”) or (ii) taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof (a “Taking”), then Landlord shall have the right to elect, in Landlord’s sole and absolute discretion, to either (a) terminate this Lease by delivery of written notice (a “Termination Notice”) thereof to Tenant (but only if the other leases at the Building that are similarly affected by such Casualty or Taking are terminated) or (b) to continue this Lease, in which case, Landlord shall repair and reconstruct the Tenant Space to substantially the same condition in which they existed immediately prior to such Casualty or Taking. For the avoidance of doubt, however, such repair and reconstruction obligations shall not be deemed to include any obligation on the part of Landlord with regard to any of Tenant’s Personal Property. If as a result of the Casualty, the Tenant Space is unfit for use by Tenant in the ordinary conduct of Tenant’s business and actually is not used by Tenant, then Landlord shall provide written notice (the “Restoration Notice”) to Tenant as soon as practicable after the Casualty of the period of time (the “Stated Restoration Period”) which shall be required for the repair and restoration of the Building to permit use of the Tenant Space in the ordinary conduct of Tenant’s business and Tenant shall have the right, at its election, to terminate this Lease if either (i) the Stated Restoration Period shall be in excess of ninety (90) days following the Casualty and Tenant terminates this Lease with written notice thereof to Landlord within fifteen (15) days following delivery of the Restoration Notice, or (ii) Landlord shall fail within the Stated Restoration Period to complete the repair and restoration of the Building necessary to allow Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business and Tenant delivers written notice of such termination to Landlord within fifteen (15) days following the expiration of the restoration deadline. The foregoing notwithstanding, in the event of a Casualty or Taking that results in the complete destruction (a “Total Casualty”) or complete condemnation (a “Total Taking”) of the Building, the Lease shall automatically terminate as of the date of the Total Casualty or the date of the Total Taking.

9.1.2 Base Rent Abatement; Taking Awards. In the event that this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Base Rent less any sum then owing Landlord by Tenant.

9.1.2.1 Base Rent Abatement. If this Lease is not terminated pursuant to Section 9.1.1 above, Base Rent shall abate proportionately during the period and to the extent that the Tenant Space is unfit for use by Tenant in the ordinary conduct of Tenant’s business and to the extent that the Tenant Space is actually is not used by Tenant, this Lease shall continue in full force and effect, and the repairs and/or restorations shall be made within the time periods set forth in Section 9.1.1, subject to Force Majeure.

9.1.2.2 Taking Award Rights. Landlord reserves the right to receive the entirety of the condemning authority’s award related to a Taking of any portion of the Property. The foregoing notwithstanding, in the event that this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for the value of Tenant’s trade fixtures, equipment or other tangible property, unamortized leasehold improvements or other improvements to the Tenant Space made by Tenant, or at Tenant’s expense, which are taken in connection with such Taking, and for Tenant’s moving expenses and loss of business related to such Taking, but only if such claim and/or recovery does not reduce the condemnation/taking award otherwise payable to Landlord in connection with such Taking (“Tenant’s Taking Award Rights”). If any such award made, or compensation paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefore to the other.

9.1.3 Tenant’s Remedy. Tenant’s termination right and Base Rent abatement, to the extent provided above in this Article 9, shall be Tenant’s sole remedies in the event of a Casualty or Taking, and Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Tenant Space resulting from any such damage, repair, reconstruction or restoration; provided, however, that notwithstanding anything to the contrary herein, if any Casualty is caused by any grossly negligent act or omission or willful misconduct of Tenant or any Tenant Party, Tenant shall not be entitled to terminate this Lease under Section 9.1.1 and there shall be no abatement of any Base Rent (or any other Rent or other amounts) due hereunder.

9.1.4 Waiver. Landlord and Tenant agree that the provisions of this Article 9 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Tenant Space, the Building or the Property, and/or any Taking thereof, and each Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect.

9.2 Tenant’s Insurance. Tenant shall, at Tenant’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B” to this Lease. Tenant hereby waives its rights against the Landlord Group (defined in Item 24 of the Basic Lease Information) with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Tenant under this Lease and that were, in fact, carried by Tenant at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

9.3 Landlord’s Insurance. Landlord shall, at Landlord’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance (a) insuring the Building and the Property and all of Landlord’s equipment and fixtures installed therein against loss due to fire and other casualties included in standard extended coverage insurance policies, in an amount equal to the replacement cost thereof; and (b) commercial general liability insurance covering bodily injury to or death of any one or more members of the Landlord Group in connection with Landlord’s operations on the Property in amounts reasonably required by Landlord’s lender(s) or Landlord. For the avoidance of doubt, however, Landlord and Tenant acknowledge and agree that, in no event, shall Landlord be obligated to carry any insurance covering any of Tenant’s Personal Property, any Alteration to the Tenant Space made by or on behalf of Tenant, or covering any Tenant Party. All insurance required under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the state in which the Property is located. Landlord hereby waives its rights against Tenant with respect to any claims or damages or losses for bodily injury to persons and/or for damage to the Building, the Property and/or Landlord’s equipment and fixtures, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Landlord under this Lease and that were, in fact, carried by Landlord at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Landlord under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

9.4 Mutual Waiver of Subrogation. The waivers contained in the foregoing Sections 9.2 and 9.3 are intended to waive fully, and for the benefit of Landlord and Tenant, as applicable, any rights and/or claims which might rise to a right of subrogation in favor of any insurance carrier that provides an insurance policy required under this Lease. Tenant and Landlord shall each cause each insurance policy required to be obtained by them per Sections 9.2 and 9.3, respectively, of this Lease to provide that the insurer waives all rights of recovery by way of subrogation against either party in connection with any damage or injury covered by such policy. Neither Landlord or Tenant shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy as required under Section 9.2 and 9.3 of this Lease or which would have been covered by insurance had the applicable party maintained the insurance required to be maintained by that party under the terms of this Lease.

10. ASSIGNMENT AND SUBLETTING.

10.1 Restrictions on Transfers; Landlord’s Consent. Except for Permitted Transfers (defined in Section 10.1.1) and Permitted Agreements (defined in Section 10.5), Tenant shall not sublease all or any part of the Tenant Space, nor assign this Lease, nor enter into any other agreement (a) permitting a third party (other than Tenant’s employees and occasional guests) to occupy or use any portion of the Tenant Space or (b) otherwise assigning, transferring, licensing, mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to its leasehold interest under this Lease (any such assignment, sublease, license or the like may sometimes be referred to herein as a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”), without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Transfer” shall also include any sublease or sub-license of whatever tier. Except for Permitted Transfers and Permitted Agreements, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any Transfer or attempted Transfer shall constitute an Event of Default of this Lease.

10.1.1 Permitted Transfer. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, with no consent of Landlord being required or necessary (in either event, a “Permitted Transfer”) (however, Landlord shall be given written notice within thirty days of such Permitted Transfer), to assign or sublet this Lease by operation of law or otherwise to any of the following entities (each a “Permitted Assignee”): (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, a “Tenant Affiliate”), provided, however, that the Tangible Net Worth (defined below) of such Tenant Affiliate is not less than the Tangible Net Worth of Tenant as of the Effective Date, or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”) and the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the Effective Date. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or a controlling interest in whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The term “Tangible Net Worth” as used herein shall mean the excess of total assets over total liabilities (in each case, determined in accordance with GAAP). Excluded from the determination of total assets are all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

10.1.2 Certain Permitted Financing. Notwithstanding anything to the contrary in this Lease, the mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to any of Tenant’s Personal Property (in each case, a “Tenant’s Personal Property Financing”) is not a Transfer, and Tenant shall have the right, with no consent of Landlord being required or necessary, to mortgage, pledge, hypothecate, encumber or permit a lien to attach to any of Tenant’s Personal Property (other than to its leasehold interest under this Lease), including, without limitation, for equipment financing; provided, however, that Landlord shall not be obligated to permit the secured party in any Tenant’s Personal Property Financing to access the Premises for the purposes of removing any of Tenant’s Personal Property unless and until such secured party has entered into a reasonably acceptable access agreement with Landlord and Tenant.

10.2 Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer, for which Tenant must notify Landlord within twenty (20) days after the occurrence of same, or a Permitted Agreement, for which no notice is necessary other than that which is expressly described in Section 10.5, below, but for which all materials described in this Section 10.2 must still be provided contemporaneously with such notice), then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, which notice shall include: (i) a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) all of the principal terms of the proposed Transfer; and (d) such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional information or materials) and (ii) four (4) originals of the proposed assignment or other Transfer on a form approved by Landlord and such other Transfer documentation that is executed by Tenant and the proposed Transferee. If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.

10.3 Intentionally Deleted.

10.4 No Release; Subsequent Transfers. No Transfer (whether or not a Permitted Transfer) will release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. In no event shall the acceptance of any payment by Landlord from any other person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (i) terminate all and any existing agreements effecting a Transfer, or (ii) operate as an assignment to Landlord of Tenant’s interest under any or all such agreements.

10.5 Colocation. Additionally, Tenant shall have the right, with no consent of Landlord being required or necessary, to enter into licenses or similar agreements (collectively a “Permitted Agreement”) with a customer (i.e., a person or entity that has entered into an agreement with Tenant, or an affiliate of Tenant, for the provision of telecommunication, colocation or any similar or successor services from the

Premises (“Customers”), consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the Premises or to otherwise occupy a portion of the Premises and to allow such Customers to avail themselves of the services provided by Tenant from the Premises consistent with the Permitted Use. Any such Permitted Agreement shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Landlord; provided, however, that: (a) no Permitted Agreement shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (b) each Permitted Agreement shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (c) each Permitted Agreement shall prohibit the Customer from engaging in any activities on the Premises that are not consistent with the Permitted Use; (d) each Permitted Agreement shall have a term which expires on or prior to the expiration date of the term of this Lease (or the expiration of any extension option if Tenant has irrevocably exercised such extension option); (e) Tenant provides a list of such Customers in a format that Landlord may reasonably alter from time-to-time, (f) Tenant pays to Landlord as Additional Rent Landlord’s prevailing fee for each Customer (the “Access Card Fee”) for the purpose of providing the Customer with access to the Premises, which Access Card Fee, as of the date of this Lease, is $0.00 per access card for the first (1st) access card issued to a Customer, and $35 per access card for every subsequent access card issued to the same Customer, and is subject to increases from time-to-time during the Term of this Lease; provided, however, in the event that Tenant elects to install Tenant’s Security System at the Premises, the Access Card Fee shall not apply following the completion of such installation, and (g) the Customer’s license of a portion of the Premises may not violate the terms of this Lease or any Applicable Laws. The Customer shall comply with all Applicable Laws and the Datacenter Rules and Regulations. The Permitted Agreements and the Customers’ rights thereunder shall be subject and subordinate at all times to the Lease and all of its provisions, covenants and conditions. Anything to the contrary contained herein notwithstanding, Landlord and Tenant acknowledge and agree that Permitted Agreements shall not constitute, or be deemed to be, the grant of a leasehold interest or otherwise constitute, or be deemed to be, a real property interest.

11. ESTOPPEL CERTIFICATES

11.1 Estoppel Certificate by Tenant. At any time and from time to time, within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying all matters reasonably requested by Landlord or any current or prospective purchaser, Holder of any Security Document, ground lessor or master lessor. Tenant acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any prospective purchaser of the Building or the Property or by any prospective mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Property.

11.2 Estoppel Certificate by Landlord. At any time and from time to time, within ten (10) days after written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying all matters reasonably requested by Tenant or any current or prospective transferee, or purchaser of Tenant or any current or prospective lender to Tenant or transferee, including without limitation the nature of known defaults by Tenant under the Lease, if any. Landlord acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any current or prospective transferee, or purchaser of Tenant, or any current or prospective lender to Tenant or transferee.

12. SUBORDINATION AND ATTORNMENT; LENDER RIGHTS.

12.1 Subordination and Attornment. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a mortgage or deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof (any such mortgagee, beneficiary or lessor, a “Holder”), this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Property; (ii) the lien of any mortgage, deed or deed of trust which may now exist or hereafter be executed affecting the Property or any portion thereof; (iii) all past and future advances made under any such mortgages, deeds or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages, deed and deeds of trust (collectively, “Security Documents”) which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items, subject to the terms of Section 12.3, below; provided, however, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Security Document not effective as of the Effective Date of this Agreement, Landlord shall obtain from the applicable Lender a subordination, non-disturbance and attornment agreement in recordable form that is reasonably acceptable to Tenant (any such agreement, an “SNDA”). Notwithstanding the foregoing, Landlord reserves the right to subordinate any such Security Documents to this Lease. In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Property will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents.

12.1.1 Landlord hereby represents and warrants that as of the Effective Date, the Property is not encumbered by a mortgage, deed of trust or other Security Document.

12.2 Mortgagee and Ground Lessor Protection. Tenant agrees to give each Holder, by registered or certified mail, or by overnight courier, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter, a “Noticed Holder”). Tenant further agrees that prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have the same time periods (i.e., within Landlord’s time periods) set forth in this Lease, or as otherwise set forth in the SNDA, for which to cure or correct such default.

12.3 SNDA. At any time that the Building is made subject to any Security Document(s) (including, without limitation, prior to the date hereof), Landlord shall use commercially reasonable good faith efforts to cause the mortgagee and any lessor (whether under a ground or master lease) to deliver to Tenant an SNDA, providing in part that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Tenant Space under the terms of this Lease, even if the mortgagee or its successor should acquire Landlord’s title to the Building. The foregoing obligation shall apply if the Building is currently subject to any Security Document(s), and Landlord shall use commercially reasonable efforts to cause the mortgagee and any lessor (whether under a ground or master lease) to deliver to Tenant an SNDA prior to the Commencement Date. Notwithstanding anything herein to the contrary, the subordination of this Lease to any Security Document hereafter placed upon the Building and Tenant’s agreement to attorn to the Holder as provided in this Section 12 shall be conditioned upon the Holder entering into an SNDA. Tenant covenants and agrees to execute and deliver, within ten (10) days of receipt thereof, an SNDA.

13. SURRENDER OF TENANT SPACE; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall, subject to the provisions of this Article 13 and Section 8.4, quit and surrender possession of the Tenant Space to Landlord in good working order and clean condition, reasonable ordinary wear and tear, and damages by Casualty and Taking excepted.

13.2 Disposal of Tenant’s Personal Property. If any property not belonging to Landlord remains in the Tenant Space after the expiration of or within fifteen (15) days after any earlier termination of the Term of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall be deemed to have abandoned such property and to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant in the event that such property is the property of Tenant; and in the event that such property is the property of someone other than Tenant, Tenant shall indemnify and hold the Landlord Group harmless from all Claims arising out of, in connection with, or in any manner related to any removal, exercise or dominion over and/or disposition of such property by Landlord.

13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed to be occupying the entire Tenant Space as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of consequential or special damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender possession of the Tenant Space upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover.

13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Lease.

14. WAIVER OF CLAIMS; INDEMNITY.

14.1 Waiver. To the fullest extent permitted by law, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and waives all claims it may have against the Landlord Group (as defined in the Basic Lease Information) for damage to or loss of property (including, without limitation, consequential damages, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Property, the Building or the Tenant Space or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building or the Tenant Space or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the Building or the Tenant Space, or any space adjoining the same, or the mechanical systems of the Building, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Tenant Space or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant; provided, however, that, subject to Section 9.2 and Section 14.3, such assumption and waiver shall not apply to the extent such claims are caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group. Except to the extent cause caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, Tenant further waives any claim for damages for any injury to Tenant’s business or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Tenant Space or any other loss occasioned by Landlord’s entry under the terms of Section 17.16, below. Tenant agrees that Landlord will not have any responsibility or liability for any damage to Tenant’s equipment or interruption of Tenant’s operations (unless such interruption amounts to an Interruption of Landlord’s

Services, in which case, the terms of Section 7.3.2 shall have effect with regard to any abatement of Base Rent that would be due to Tenant in connection therewith) which is caused by any other tenant or occupant of the Building or the Property or the employees, agents, contractors, technicians, representatives, customers, co-locators or invitees of any such tenant or occupant.

14.2 Indemnification.

14.2.1 Subject to the terms of Sections 9.3 and 9.4 above, and except to the extent caused by the active negligence (defined below), gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, as determined by a court of competent jurisdiction, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group for) any and all claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees, legal costs, and other reasonable costs and expenses of defending against any claims, actions, suits, or proceedings) (collectively, “Claims”) arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to): (i) the use or occupancy of the Tenant Space or any portion of the Building or the Property by (A) Tenant or any person claiming by, through or under Tenant or any other Tenant Party*, or (B) any Customer or any person claiming by, through or under any Customer, its partners, and their respective officers, agents, servants or employees of Tenant or any such person (collectively, the “Colocating Parties”); (ii) the gross negligence or willful misconduct of Tenant or any Tenant Parties with respect to the Tenant Space, the Building or the Property, (iii) the acts or omissions of any Customer or any Colocating Parties; (iv) any malfunctioning of Tenant’s Security System, (v) Tenant’s failure to surrender the Tenant Space upon the expiration or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space in accordance with the terms of this Lease (including, without limitation, costs and expenses incurred by Landlord in returning the Tenant Space to the condition in which Tenant was to surrender and Claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Tenant Space); and (vi) any Permitted Agreement. In the event that any action or proceeding is brought against Landlord or any member of the Landlord Group by reason of any such Claim, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s cost and expense by counsel reasonably approved by Landlord. Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. This indemnity provision shall survive the termination or expiration of this Lease. For the purposes of this Section 14.2.1 and Section 14.2.2, below, the term “active negligence” shall mean and refer to a negligent act in which the party at fault has personally participated and which constitutes the violation of a duty expressly provided by this Lease.

* For the avoidance of doubt, Landlord and Tenant hereby agree that the indemnification contained in (i) above applies to Claims (a) by, through or related to any third (3rd) party who owns or holds any ownership interest (including lien rights) in any item or portion of Tenant’s Personal Property; and (b) by Tenant or any other Tenant Party (or any individual accessing the Tenant Space on any Tenant Party’s behalf) for bodily injury occurring in, on or around the Tenant Space, the Building or otherwise on or at the Property.

14.2.2 Subject to the terms of Sections 9.2 and 9.4 above, and except to the extent caused by the active negligence, gross negligence or willful misconduct of Tenant, as determined by a court of competent jurisdiction, Landlord hereby agrees to indemnify, defend, and hold harmless Tenant and the Tenant Group from and against (and to reimburse Tenant and the Tenant Group for) any and all Claims arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group with respect to the Tenant Space, the Building or the Property. In the event that any action or proceeding is brought against Tenant or any of the Tenant Group by reason of any such Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. This indemnity provision shall survive the termination or expiration of this Lease.

14.3 Consequential Damages. Except for the indemnification obligations expressly set forth in Section 13.3 and this Section 14.3, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income. The foregoing notwithstanding, with regard to each customer or other person or entity to which Tenant, any Tenant Affiliate, or any Transferee provides goods or services, which are in any way related to or associated with the use of the Tenant Space, including, but not limited to, those (now or hereafter) conducting transactions or other operations by or through or in connection with equipment located within the Tenant Space (collectively, “Tenant Space Customers”), Tenant hereby agrees, except to the extent caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, to indemnify and hold Landlord and the other members of the Landlord Group harmless with regard to (and to reimburse Landlord and any other members of the Landlord Group for) any and all claims by, through, or under any Tenant Space Customer which are related to the use of the Tenant Space or equipment located within the Tenant Space, for, or with regard to, any and all types of consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income related to any use of the Tenant Space or equipment located within the Tenant Space.

14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Tenant shall require each contractor which it engages to perform any improvements or alterations within the Tenant Space or elsewhere in the Building or the Property, to acknowledge and agree in writing that it is performing its work under its agreement with Tenant solely for the benefit of Tenant and that Tenant is not acting as Landlord’s agent. Any mechanic’s lien filed against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged or bonded by Tenant within ten (10) days after the filing of the lien.

15. TENANT DEFAULT.

15.1 Events of Default By Tenant. Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within five (5) days of notice that the same is delinquent.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease (including, without limitation, in the Datacenter Rules and Regulations) to be performed or observed by Tenant (other than those described in Section 15.1.1, above or Sections 15.1.3, 15.1.4, or 15.1.5, below) if such failure continues for a period of thirty (30) days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within thirty (30) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within ten (10) days following receipt of such written notice and thereafter diligently prosecutes the curing thereof to completion within sixty (60) days following such written notice.

15.1.3 The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding by or against Tenant, (ii) a petition or answer seeking relief under any provision of the Bankruptcy Act, (iii) an assignment for the benefit of creditors, (iv) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property, or (v) a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any other instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern; provided, however, in each of the foregoing subsections, such order, judgment or decree (entered as a result of a petition or proceeding) shall remain undischarged or unstayed sixty (60) days after it is entered.

15.1.4 Any failure by Tenant to execute and deliver any statement or document described in either Article 11 or Section 12.1 requested to be so executed and delivered by Landlord within the time periods specified therein applicable thereto, where such failure continues for five (5) days after delivery of written notice of such failure by Landlord to Tenant.

15.1.5 Intentionally deleted.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the remedies described in Section 1 of Exhibit “D” attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive, without any notice or demand whatsoever (and all of the other provisions of Section 1 of Exhibit “D” shall apply to an Event of Default by Tenant hereunder).

16. LIMITATION OF LANDLORD’S LIABILITY.

16.1 Landlord Default. In the event that Landlord shall fail to perform any obligation of Landlord to be performed under this Lease, except as otherwise provided in Sections 7.3.2, 7.3.3 and 7.3.4, above, Tenant’s sole and exclusive remedies for any such failure shall be an action for money damages, specific performance and/or injunctive relief (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord and/or upon rental due to Landlord or granting Tenant a right to terminate this Lease upon a default by Landlord); provided, however, that Landlord shall not be in default hereunder (and Tenant shall have no right to pursue any such claim for damages in connection with any such failure) unless and until Tenant shall have delivered to Landlord a written notice specifying such default with particularity, and Landlord shall thereafter have failed to cure such default within thirty (30) days (or, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then not unless Landlord shall have failed to commence such performance of such cure within such thirty (30) day period and thereafter diligently pursue the same to completion within sixty (60) days). In the event Landlord’s failure to perform an obligation of Landlord to be performed under this Lease materially adversely affects Tenant’s use of the Tenant Space for the Permitted Use, Landlord shall commence to cure such default within ten (10) business days following receipt of written notice from Tenant of such default, and in the event of an emergency, shall commence to cure such default within twenty-four (24) hours following receipt of written notice from Tenant of such default, and shall diligently pursue the curing thereof to completion. Unless and until Landlord shall have so failed to so cure any such failure after such notice, Tenant shall not have any remedy or cause of action by reason thereof, except as otherwise provided in Sections 7.3.2, 7.3.3 and 7.3.4, above. Except as expressly set forth in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease.

16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant and notwithstanding anything to the contrary in this Lease or in any exhibits, riders, amendments, or addenda to this Lease (collectively, the “Lease Documents”), it is expressly understood and agreed by and between the parties to this Lease that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents, or (b) any matter relating to Tenant’s occupancy of the Tenant Space (collectively, the “Landlord’s Lease Undertakings”), shall be limited solely to an aggregate amount of Landlord’s interest in the Property not to exceed $50,000,000.00 (“Landlord’s Liability Cap”); (ii) other than Landlord’s interest in the Property, Tenant shall have no recourse against any other assets of the Landlord Group (as defined in the Basic Lease Information); (iii) except to the extent of Landlord’s interest in the Property, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, the Landlord Group, and (iv) at no time shall Landlord be responsible or liable to Tenant or any Tenant Party for any lost profits, lost economic opportunities or any form of consequential damages as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings.

16.3 Transfer of Landlord’s Interest. Landlord shall have the right, from time to time, to assign its interest in this Lease in whole or, to a wholly owned subsidiary, in part. Notwithstanding the foregoing, in connection with any assignment in part to a wholly-owned subsidiary, (i) Landlord shall provide a written notice to Tenant specifying the rights and obligations so assigned and (ii) Landlord shall guaranty the performance of the obligations assigned to such wholly-owned subsidiary; provided, however, Landlord’s maximum liability under such guaranty shall not exceed the maximum liability it would have had under this Lease if such obligations had not been assigned. Landlord, and each successor to Landlord, shall be fully released from the performance of Landlord’s obligations under the Lease Documents arising after the date of such transfer of Landlord’s interest in the Property to a third party. Landlord shall not be liable for any obligation under the Lease Documents arising after the date of such transfer of its interest in the Property, and Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

17. MISCELLANEOUS.

17.1 Severability. If any term or other provision of this Lease is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any legal requirement, all other terms and provisions of this Lease shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, Landlord and Tenant shall negotiate in good faith a new provision, to replace the invalid, illegal or unenforceable provision, that, as far as legally possible, (a) most nearly reflects the intent of Landlord and Tenant, (b) restores this Lease as closely as possible to its original intent and effect, and (c) results in the economic and legal substances of the transactions contemplated hereby not being affected in any manner materially adverse to Landlord or Tenant.

17.2 Performance; No Waiver. The covenants and obligations of Tenant and Landlord pursuant to this Lease shall be independent of performance by the other of its covenants and obligations pursuant to this Lease. No failure or delay by either Tenant or Landlord to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver, and no breach or failure by such party to perform will be waived, altered or modified, except by written instrument signed by such party against whom enforcement is sought.

17.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees and litigation costs). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning this

Lease for the review of instruments evidencing a proposed Transfer or for the purpose of collecting Rent, Tenant agrees to pay to Landlord its reasonable attorneys’ fees whether suit be brought or not to the extent such fees exceed $1,000.00. The parties further agree that their agreement and associated obligation to pay any such attorneys’ fees shall survive the expiration or termination of this Lease.

17.4 Waiver of Right to Jury Trial. IN ORDER TO LIMIT THE COST OF RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND AS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS LEASE, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.5 Headings; Time; Survival. The headings of the Articles, Sections and Exhibits of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. In all instances where Tenant is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of Tenant accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired.

17.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), or (iv) email (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, to the Building office and at the address specified in Item 16 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, (c) the date the facsimile is transmitted, or (d) the date the e-mail is transmitted.

17.7 Governing Law; No Counterclaim; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. In addition, each of Landlord and Tenant hereby submits to local jurisdiction in the state in which the Property is located and agrees that any action by one against the other shall be instituted in the state in which the Property is located and that each shall have personal jurisdiction over the other for any action brought by one against the other in the state in which the Property is located.

17.8 Incorporation; Amendment; Merger. This Lease, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby. For the avoidance of doubt, Landlord and Tenant hereby agree that (i) this Lease relates exclusively to the Tenant Space, and (ii) the provisions herein do not supersede the terms of any other agreement between Landlord and Tenant related to matters other than the Tenant Space.

17.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the brokers specified in Item 18 of the Basic Lease Information. Landlord and Tenant shall each indemnify, defend (with legal counsel reasonably acceptable to the other) and hold harmless the other party from and against all Claims (including attorneys’ fees and all litigation expenses) related to any claim made by any other person or entity for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that claimant dealt through the indemnifying party. The provisions of this Section 17.9 shall survive the termination of this Lease.

17.10 Examination of Lease. This Lease shall not be binding or effective until each of the parties hereto have executed and delivered an original or counterpart hereof to each other.

17.11 Recordation. Neither Tenant nor any person or entity acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease, a short form memorandum of this Lease or any reference to this Lease.

17.12 Authority. Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.

17.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

17.14 Force Majeure. A party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by any reason beyond the reasonable control of the party obligated to perform such obligations, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, “Force Majeure”). The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time it is delayed in performing such obligation by reason of any Force Majeure occurrence whether similar to or different from the foregoing types of occurrences.

17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant, and no other parties shall have any rights hereunder as against Landlord.

17.16 Access by Landlord. Landlord, Landlord’s agents and employees shall have the right to enter upon any and all parts of the Tenant Space at any reasonable time upon prior reasonable oral or written notice (except in the case of an emergency when no prior notice shall be required, but Landlord shall use commercially reasonable efforts to give prior notice to Tenant and be accompanied by a representative of Tenant) to examine the condition thereof, to clean, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Tenant Space to prospective purchasers or prospective tenants (but only to such prospective tenants during the last year of the Term of the Lease) or mortgage lenders (prospective or current), to determine whether Tenant is complying with all of its obligations under this Lease, to exercise any of Landlord’s rights or remedies hereunder and for any other purpose deemed reasonable by Landlord (and in any event, Landlord’s representative shall be allowed to accompany Tenant during any such access). In connection with Landlord’s rights hereunder, Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Tenant Space, and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Tenant Space. Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries.

17.17 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Tenant Space or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Building and/or the Property; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building and/or the Property (but not within the Premises); (iii) subject to the terms of Section 17.16, to display the Tenant Space, the Building and/or the Property to mortgagees, prospective mortgagees, prospective purchasers and ground lessors, and prospective lessees at reasonable hours (but only to such prospective lessees during the last year of the Term of this Lease); (iv) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building and/or the Property; (v) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Property; (vi) to maintain and replace pipes, ducts, conduits, wires and structural elements located in the Tenant Space and which serve other parts or other tenants or occupants of the Building and/or Property (subject to Section 8.1, above); (vii) to retain at all times master keys or pass keys to the Tenant Space; (viii) the exclusive right to create any additional improvements to structural and/or mechanical systems, interior and exterior walls and/or glass, which Landlord deems necessary without the prior consent of Tenant; and (ix) the absolute right to lease space in the Building and the Property and to create such other tenancies in the Building and the Property as Landlord, in its sole business judgment, shall determine is in the best interests of the Property (and Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space in the Building and the Property during the Term of this Lease. In any event, Landlord shall exercise its rights under this Section 17.17 so as not to materially impair Tenant’s access to or use of the Tenant Space.

17.18 Counterparts; Execution by Facsimile. This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

17.19 Confidentiality. Each party agrees that (i) the terms and provisions of this Lease are confidential and constitute proprietary information of the parties and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose such information for valid business, legal and accounting purposes and/or if advisable under any applicable securities laws regarding public disclosure of business information. The foregoing notwithstanding, each of Tenant and Landlord reserves the right to post a press release or press releases (in the form reasonably approved by the other), that discloses the fact that Landlord and Tenant have entered into a lease; provided that same does not disclose the location, economics or square footage related hereto. Any references in such press release or press releases, in excess of the fact that Landlord and Tenant have entered into a lease, require approval by Tenant, which Tenant may withhold in its sole and absolute discretion.

17.20 Incorporation of Exhibits. All of the terms and conditions of all of the Exhibits to this Lease are hereby incorporated into this Lease.

17.21 Financial Statements. Within thirty (30) days after Landlord’s written request therefor, such request to be made only in the event that any actual or prospective lender, mortgagee or purchaser of the Building has required same, Tenant must deliver to Landlord audited annual financial statements of

Tenant for the two (2) fiscal years immediately preceding Landlord’s request, a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied (collectively, Tenant’s “Financial Statements”). If Tenant does not then have its Financial Statements audited, Tenant must forward unaudited Financial Statements certified by Tenant’s chief financial officer as true, complete and correct in all material respects. Tenant’s failure to timely comply with this Section 17.21 shall be an Event of Default hereunder. Landlord hereby agrees to maintain Tenant’s Financial Statements as proprietary and confidential and agrees not to disclose Tenant’s Financial Statements to any third party other than any actual or prospective lender, mortgagee, or purchaser of the Building, and Landlord’s attorneys, accountants and similar business advisors. Notwithstanding the foregoing, this Section 17.21 shall not apply to Tenant if, and so long as, the entity named as “Tenant” under this Lease is a publicly traded entity that is traded on a nationally recognized stock exchange. For the avoidance of doubt, in the event that the entity that is named as “Tenant” under this Lease is merely an affiliate or subsidiary of an entity that is publicly traded on a nationally recognized stock exchange (i.e., the entity that is named as “Tenant” under this Lease is not an entity that is (itself) actually publicly traded on a nationally recognized stock exchange), then Tenant’s obligation to provide its Financial Statements, in accordance with this Section 17.21, shall remain in effect - the publicly traded nature of its parent or affiliate notwithstanding. Notwithstanding anything to the contrary in this Section 17.21, so long as Equinix Operating Co., Inc., a Delaware corporation, or a Permitted Assignees is the “Tenant” under this Lease, Landlord will accept an unaudited income statement and balance sheet in satisfaction of the Financial Statements required by this Section 17.21.

17.22 OS Rider. As partial consideration for entering into this Lease, and concurrently with the execution of this Lease, Landlord and Tenant are entering into that certain Office Space Rider (attached hereto as Exhibit “P”, the “OS Rider”), covering Suite 895 in the Building (the “OS Tenant Space”).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the Effective Date.

LANDLORD:

DIGITAL LAKESIDE, LLC, a Delaware limited liability company

By:	Digital Lakeside Holdings, LLC,
a Delaware limited liability company,
its sole Member

By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
its sole Member

By:	Digital Realty Trust, Inc.,
a Maryland corporation,
its General Partner

By:	/s/ Glenn H. Benoist, Sr.
Name:	Glenn H. Benoist, Sr.
Title:	Vice President

Date: June 30, 2009

TENANT:

EQUINIX OPERATING CO., INC., a Delaware corporation

By:	/s/ Steve Smith
Name:	Steve Smith
Title:	CEO

Date: July 10, 2009